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Filed Pursuant to Rule 424(b)(2) Registration No. 333-158116

1,300,000 Shares

SCBT Financial Corporation

Common Stock

        We are offering 1,300,000 shares of our common stock, par value $2.50 per share. Our common stock is listed on the NASDAQ Global Select Market ("NASDAQ") under the symbol "SCBT." On May 12, 2009, the last reported sale price of our common stock on NASDAQ was $23.20 per share.

        The shares of common stock are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        Investing in our common stock involves risks. See "Risk Factors" on page S-9 to read about factors you should consider before buying our common stock.

        Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$23.000	$29,900,000
Underwriting discounts and commissions	$1.265	$1,644,500

Proceeds to SCBT Financial Corp. (before expenses)	$21.735	$28,255,500

        The underwriters also may purchase up to an additional 195,000 shares of our common stock within 30 days of the date of this prospectus supplement to cover over-allotments, if any.

        The underwriters expect to deliver the common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about May 18, 2009.

Keefe, Bruyette & Woods	Sandler O'Neill + Partners, L.P.

Prospectus Supplement dated May 12, 2009.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information about the Company, some of which may not apply to this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. Before investing in our common stock, you should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading "Where You Can Find More Information."

        Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to "SCBT," the "Company," "we," "us," "our" or similar references mean SCBT Financial Corporation and its subsidiary, SCBT, N.A.

        If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement and the accompanying prospectus and in the documents referred to or incorporated by reference in this prospectus supplement and the accompanying prospectus and which are made available to the public. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

        We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or "SEC." Our SEC filings are available to the public from the SEC's web site at http://www.sec.gov. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available on our web site at www.scbtonline.com, and at the office of The Nasdaq Stock Market. For further information on obtaining copies of our public filings at The Nasdaq Stock Market, you should call 212-656-5060.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference information into this prospectus supplement. This means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2008 (File No. 001-12669);

  •
  our definitive proxy statement in connection with our 2009 annual meeting of shareholders filed with the SEC on March 23, 2009 (File No. 001-12669);

  •
  our Quarterly Report on Form 10-Q for the three months ended March 31, 2009 (File No. 001-12669);

  •
  our Current Reports on Form 8-K and certain amendments to Form 8-K filed with the SEC on January 6, 2009, January 8, 2009, January 16, 2009, March 5, 2009, March 27, 2009 and April 30, 2009 (File Nos. 001-12669); and

  •
  the description of our common stock contained in the Registration Statement on Form 8-A filed on March 8, 2004, as amended by Current Reports on Form 8-K filed on December 23, 2008, December 31, 2008 and January 16, 2009.

        We also incorporate by reference any filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus supplement and prior to the termination of any offering covered by this prospectus supplement and the accompanying prospectus.

        We have also filed a registration statement on Form S-3 (No. 333-158116) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC. The registration statement may contain additional information that may be important to you.

        Any statement contained in a document incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus, or in any other document filed later that is also incorporated in this prospectus supplement by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus supplement and the accompanying prospectus except as so modified or superseded. The information relating to us contained in this prospectus supplement and the accompanying prospectus should be read together with the information contained in any other applicable prospectus or supplement and in the documents incorporated by reference in this prospectus supplement and any other prospectus or supplement.

        We will provide, without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus supplement and the accompanying prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Richard C. Mathis, SCBT Financial Corporation, 520 Gervais Street, Columbia, South Carolina 29201, (803) 765-4618.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in this prospectus supplement, in the accompanying prospectus and in information incorporated by reference into this prospectus supplement and the accompanying prospectus that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "predict," "goal," "assume," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. These forward-looking statements include statements relating to our projected growth, anticipated future financial performance, and management's long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition from expected developments or events, our business and growth strategies, including anticipated internal growth, plans to open new offices, and to pursue additional potential development or acquisition of banks, wealth management entities, or fee-related businesses.

        These forward-looking statements are subject to significant risks, assumptions and uncertainties, and could be affected by many factors. Factors that could have a material adverse effect on our financial condition, results of operations and future prospects can be found on page 15 of our 2008 Annual Report on Form 10-K and elsewhere in our periodic and current reports filed with the SEC. Those factors include, but are not limited to:

  •
  Credit risk associated with an obligor's failure to meet the terms of any contract with our bank or otherwise fail to perform as agreed;

  •
  Challenges presented by the current severe economic downturn, declines in real estate values and dislocations in the capital and credit markets environment;

  •
  Interest rate risk involving the effect of a change in interest rates on our bank's earnings and the market value of the portfolio equity;

  •
  Liquidity risk affecting our bank's ability to meet their obligations when they come due;

  •
  Price risk focusing on changes in market factors that may affect the value of financial instruments which are "mark-to-market" periodically;

  •
  Transaction risk arising from problems with service or product delivery;

  •
  Compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards;

  •
  Strategic risk resulting from adverse business decisions or improper implementation of business decisions;

  •
  Reputation risk that adversely affects earnings or capital arising from negative public opinion;

  •
  Terrorist activities risk that result in loss of consumer confidence and economic disruptions;

  •
  Merger integration risk including potential deposit attrition, higher than expected costs, customer loss and business disruption associated with the integration of TSB, including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related matters;

  •
  Other economic, competitive, governmental, regulatory and technological factors affecting SCBT's operations, pricing and services; and

  •
  risks and other factors set forth in this prospectus supplement, the accompanying prospectus, and in the documents incorporated by reference into this prospectus supplement.

        Because of these and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results.

        You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. We are not undertaking an obligation to update these forward-looking statements, even though our situation may change in the future, except as required under federal securities law. We qualify all of our forward-looking statements by these cautionary statements.

SUMMARY

        This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and may not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the common stock. You should pay special attention to the "Risk Factors" section of this prospectus supplement to determine whether an investment in the common stock is appropriate for you.

SCBT Financial Corporation

        We are a bank holding company headquartered in Columbia, South Carolina and were incorporated under the laws of South Carolina in 1985. We provide a wide range of banking services and products through our wholly-owned subsidiary, SCBT, N.A., which we sometimes refer to as our bank or the "Bank." In certain markets of South Carolina we operate as South Carolina Bank and Trust of the Piedmont and in North Carolina we operate as NCBT, both of which are divisions of the Bank.

        We are the third largest independent commercial bank by assets headquartered in South Carolina as of March 31, 2009. At March 31, 2009, we had approximately $2.8 billion in total assets, $2.2 billion in total deposits and $311.2 million in total shareholders' equity. We provide a full range of retail and commercial banking services, mortgage lending services and trust and investment services through 49 financial centers in 16 South Carolina counties and one North Carolina county.

        Our bank opened for business in 1934 in Orangeburg, South Carolina. Since that time, we have grown through a combination of organic growth and growth through selective acquisitions. We have maintained our ability to provide superior local service while also leveraging our size to offer many products more common to super-regional banks. Consistent with our history, we intend to pursue a growth strategy that focuses on organic growth, complemented by disciplined acquisitions of financial institutions or branches in selected market areas.

        Our common stock trades on The NASDAQ Global Select Market under the ticker symbol "SCBT." Our principal executive offices are located at 520 Gervais Street, Columbia, South Carolina 29201. Our mailing address at this facility is Post Office Box 1030, Columbia, South Carolina 29202 and our telephone number is (800) 277-2175. We maintain an Internet website at www.scbtonline.com. We are not incorporating the information on our website into this prospectus supplement, and neither the website nor the information on our website is included or incorporated in, or is a part of, this prospectus supplement.

Recent Developments

        On April 30, 2009, we provided notice to the U.S. Department of the Treasury (the "Treasury") of our intent to redeem all of our shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series T ("Series T Preferred Stock"), which were issued to the Treasury as part of the Treasury's Capital Purchase Program. Any such redemption is subject to approval from the Treasury after the Treasury consults with our primary federal regulator. We are currently seeking this approval and cannot guarantee that it will be granted.

THE OFFERING

Common stock offered by SCBT Financial Corp.	1,300,000 shares(1)
Common stock outstanding prior to this offering	11,340,553 shares(2)
Common stock outstanding after this offering	12,640,553 shares(1)(2)
Use of proceeds

The net proceeds to us from the sale of the common stock offered hereby will be approximately $27.9 million (or approximately $32.1 million if the underwriters exercise their over-allotment in full), after deduction of underwriting discounts and commissions and expenses paid by us.

We intend to use the net proceeds of this offering for general corporate purposes, which may include the funding of additional contributions to the capital of our bank.
Nasdaq Global Select Market symbol	"SCBT"
Risk factors	See "Risk Factors" below and other information incorporated by reference in this prospectus supplement for a discussion of risks involved in an investment in shares of our common stock.

(1)
Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters' option to purchase up to 195,000 additional shares of common stock to cover over-allotments, if any.

(2)
The above information regarding shares outstanding after the offering is based on the number of shares of common stock outstanding as of May 5, 2009. In addition, the number of shares outstanding excludes shares of common stock available or reserved for issuance pursuant to the exercise or settlement of equity-based awards under our incentive plans and shares reserved for issuance upon exercise of the warrant issued to the Treasury. As of May 5, 2009, there were (i) 382,841 shares of our common stock reserved for issuance upon the exercise of currently outstanding options with a weighted average price of $26.99; (ii) 245,313 shares of our common stock pursuant to options and restricted stock that may be granted in the future under our existing equity compensation plans; and (iii) 303,083 shares of our common stock reserved for issuance upon exercise of the warrant issued to the Treasury with an exercise price of $32.06.

SUMMARY CONSOLIDATED FINANCIAL DATA

        Our summary consolidated financial data presented below as of and for the years ended December 31, 2008, 2007, 2006, 2005 and 2004 are derived from our audited consolidated financial statements. The summary consolidated financial data presented below as of and for the periods ended March 31, 2009 and 2008 are derived from our unaudited consolidated financial statements and consists of all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation thereof. Interim results are not indicative of year end results. The following summary consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC and the other information included or incorporated by reference in this prospectus supplement.

	At or For the Quarter Ended March 31,		As of or For the Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Income Statement Data (dollars in thousands):
Interest income	$36,448	$40,534	$156,075	$149,199	$127,808	$90,568	$65,576
Interest expense	11,450	17,620	60,298	68,522	54,281	28,710	14,643

Net interest income	24,998	22,914	95,777	80,677	73,527	61,858	50,933
Provision for loan losses	5,043	1,245	10,736	4,384	5,268	4,907	4,332

Net interest income after provision for loan losses	19,955	21,669	85,041	76,293	68,259	56,951	46,601
Noninterest income	7,131	7,505	19,049	27,359	23,962	21,549	21,054
Noninterest expense	20,187	20,129	79,796	71,402	62,132	54,022	47,202

Net income before income taxes	6,899	9,045	24,294	32,250	30,089	24,478	20,453
Provision for income taxes	2,379	3,082	8,509	10,685	10,284	7,823	6,437

Net income	$4,520	$5,963	$15,785	$21,565	$19,805	$16,655	$14,016
Preferred stock dividend, including accretion of discount	814	—	—	—	—	—	—

Net income available to common shareholders	$3,706	$5,963	$15,785	$21,565	$19,805	$16,655	$14,016

Per Common Share:
Net income available to common shareholders, basic(1)	$0.33	$0.59	$1.53	$2.33	$2.17	$1.95	$1.66
Net income available to common shareholders, diluted(1)	$0.33	$0.58	$1.52	$2.32	$2.15	$1.93	$1.64
Cash dividend declared(1)	$0.17	$0.17	$0.68	$0.68	$0.68	$0.68	$0.65
Book value	$22.07	$21.60	$21.77	$21.17	$18.57	$17.17	$15.51
Tangible book value(2)	$16.23	$15.17	$15.88	$14.71	$14.47	$12.98	$14.92
Number of common shares outstanding	11,319,644	10,185,915	11,250,603	10,160,432	8,719,146	8,644,883	7,657,094
Balance Sheet Data Period End (dollars in thousands):
Assets	$2,839,584	$2,678,248	$2,766,710	$2,597,183	$2,178,413	$1,925,856	$1,436,977
Loans(3)	2,292,654	2,144,940	2,316,076	2,083,047	1,760,830	1,535,901	1,153,230
Intangible assets	66,090	65,486	66,221	65,586	35,679	36,068	4,585
Deposits	2,151,868	2,016,229	2,153,274	1,927,889	1,706,715	1,473,289	1,171,313
Shareholders' equity	311,180	220,030	244,928	215,065	161,888	148,403	118,798
Annualized Performance Ratios:
Return on average assets(4)	0.64%	0.90%	0.58%	0.95%	0.97%	1.00%	1.05%
Return on average common equity(4)	6.03%	11.01%	7.00%	12.42%	12.72%	13.19%	12.20%
Return on average tangible common equity(4)(5)	8.49%	16.13%	10.26%	16.15%	16.83%	15.40%	12.81%
Net interest margin (taxable equivalent)(4)	3.87%	3.79%	3.83%	3.85%	3.91%	4.04%	4.19%
Efficiency ratio	62.41%	65.66%	63.17%	65.31%	63.80%	64.88%	65.45%
Dividend payout ratio	54.24%	33.67%	40.93%	29.17%	30.88%	34.29%	36.66%
Asset Quality Ratios:
Allowance for loan losses to period end loans	1.40%	1.27%	1.36%	1.28%	1.29%	1.30%	1.25%
Allowance for loan losses to period end
nonperforming loans	150.37%	395.75%	211.34%	419.22%	492.14%	468.74%	442.64%
Nonperforming assets to period end loans and OREO(6)	1.34%	0.36%	0.91%	0.33%	0.30%	0.30%	0.43%
Nonperforming assets to period end total assets(6)	1.09%	0.28%	0.76%	0.27%	0.24%	0.24%	0.35%
Net charge-offs to average loans(8)	0.79%	0.09%	0.26%	0.13%	0.16%	0.11%	0.15%
Capital Ratios:
Equity to assets	10.96%	8.22%	8.85%	8.28%	7.43%	7.71%	8.27%
Tangible common equity to tangible assets(7)	6.62%	5.91%	6.62%	5.90%	5.89%	5.94%	7.97%
Tier 1 leverage ratio	10.63%	7.67%	8.54%	8.42%	8.11%	8.58%	8.05%
Tier 1 risk-based capital ratio	13.25%	9.55%	10.42%	9.64%	10.11%	10.25%	9.85%
Total risk-based capital ratio	15.16%	10.80%	12.34%	10.89%	11.36%	11.45%	11.10%
Other Data:
Number of banking offices	50	50	50	50	45	41	34
Number of employees (full-time equivalent basis)	703	718	692	701	634	590	513

(Footnotes are on the following page)

(1)
In reference to the table above, net income per share data have been retroactively adjusted to give effect to a 5% common stock dividend paid to shareholders of record on December 20, 2004, and a 5% common stock dividend paid to shareholders of record on March 9, 2007.

(2)
Tangible book value is calculated by reducing shareholders' equity by intangible assets divided by common shares outstanding.

(3)
Net of unearned income, excludes loans held for sale.

(4)
Quarterly results have been annualized to allow for comparability to the preceding five year results. Ratios have been computed using net income available to common shareholders.

(5)
Return on tangible common equity is calculated by increasing net income available to common shareholders by the tax-affected intangible amortization expense over average common shareholders' equity reduced by average intangible assets.

(6)
Nonperforming assets are defined to include nonaccrual loans, other real estate owned (OREO), other repossessed assets and loans 90 days or more past due, but still accruing.

(7)
Tangible common equity to tangible assets is calculated by reducing both common shareholders' equity and total assets by intangible assets.

(8)
Net charge-offs to average loans for the quarters end in March have been annualized to allow for comparability.

RISK FACTORS

        Our business, financial condition and results of operations are subject to various risks, including those discussed below, and those set forth in Item 1A, "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which are incorporated herein by reference, which may affect the value of our securities. The risks discussed in this prospectus supplement and incorporated herein by reference are those that we believe are the most significant risks, although additional risks not presently known to us or that we currently deem less significant may also adversely affect our business, financial condition and results of operations, perhaps materially. Before making a decision to invest in our common stock, you should carefully consider the risks and uncertainties described below and the risks incorporated by reference in this prospectus supplement, together with all of the other information included or incorporated by reference in this prospectus supplement.

There can be no assurance whether or when our Series T Preferred Stock can be redeemed or whether or when the warrant would be repurchased following the redemption of the Series T Preferred Stock, and, as a result, we may remain subject to the current restrictions of the Capital Purchase Program along with the uncertainty of additional future changes to the program that could put us at a competitive disadvantage.

        Although we have applied to our federal regulators to redeem our Series T Preferred Stock, there can be no assurance whether or when our Series T Preferred Stock can be redeemed or whether or when the warrant would be repurchased following the redemption of the Series T Preferred Stock.

        As long as shares of our Series T Preferred Stock are outstanding, no dividends may be paid on our common stock unless all dividends on the Series T Preferred Stock have been paid in full. Additionally, prior to January 16, 2012, so long as the Treasury owns shares of the Series T Preferred Stock, we are not permitted to increase cash dividends on our common stock above the $0.17 per share of common stock that we have paid in recent quarters, without the Treasury's consent. The dividends declared on shares of our Series T Preferred Stock will reduce the net income available to common shareholders and our earnings per common share. We currently must pay the Treasury a five percent dividend on the Series T Preferred Stock but it will increase to nine percent if we have not redeemed the shares prior to February 15, 2014. Additionally, the warrant to purchase our common stock issued to the Treasury in conjunction with the issuance of the Series T Preferred Stock may be dilutive to our earnings per share. The shares of our Series T Preferred Stock would also receive preferential treatment in the event of our liquidation, dissolution or winding up.

        Furthermore, if our regulators do not approve our application, our continued participation in the Capital Purchase Program may subject us to increased regulatory and legislative oversight. The recently enacted American Recovery and Reinvestment Act of 2009 ("ARRA") includes amendments to the executive compensation provisions of the Emergency Economic Stabilization Act of 2008 ("EESA") under which the Treasury's Capital Purchase Program was established. These amendments apply not only to future participants under the Capital Purchase Program, but also apply retroactively to companies like ours that are current Capital Purchase Program participants. The full scope and impact of these amendments are uncertain and difficult to predict. ARRA directs the Secretary of the Treasury to adopt standards that will implement the amended provisions of EESA and directs the SEC to issue rules in connection with certain of the amended provisions, but the particular scope of those standards and rules, and the timing of their issuance, is not known. These new and future legal requirements and implementing standards under the Capital Purchase Program may have unforeseen or unintended adverse effects on the financial services industry as a whole, and particularly on Capital Purchase Program participants, including us. They may require significant time, effort and resources on our part to ensure compliance. Even if we redeem our

Series T Preferred Stock and repurchase the warrant that we issued to the Treasury, we will continue to be subject to evolving legal and regulatory requirements that may, among other things, require increasing amounts of our time, effort and resources to ensure compliance.

We have broad discretion in using/applying the net proceeds from this offering and could be adversely affected if we fail to use the funds effectively.

        We intend to use the net proceeds from this offering for general corporate purposes, which may include the funding of additional contributions to the capital of our bank. We will have significant flexibility in applying the net proceeds of this offering. Our failure to apply these funds effectively could adversely affect our business by reducing our return on equity and inhibiting our abilities to expand and/or raise additional capital in the future.

USE OF PROCEEDS

        We expect to receive net proceeds from the sale of common stock offered hereby of approximately $27.9 million (or approximately $32.1 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and estimated expenses payable by us. We intend to use the net proceeds of this offering for general corporate purposes, which may include the funding of additional contributions to the capital of our bank.

        After evaluating our capital position, and discussions with our primary regulators, we have provided a notice to the Treasury seeking to permit us to redeem all of our $64.8 million of Series T Preferred Stock, which was issued to the Treasury as part of the Treasury's Capital Purchase Program. This proposed redemption would be made with our available cash resources and would not require us to use the proceeds from this offering. In addition, we may purchase the warrant issued to the Treasury in connection with the Capital Purchase Program transaction. There can be no assurance whether or when our Series T Preferred Stock can be redeemed or whether or when the warrant would be repurchased following the redemption of the Series T Preferred Stock.

CAPITALIZATION

        The following table sets forth our actual consolidated capitalization as of March 31, 2009 and as adjusted to give effect to (a) the issuance of 1,300,000 shares of common stock offered under this prospectus supplement at $23.00 per share, and (b) the potential redemption of our Series T Preferred Stock held by the Treasury.

        The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the period ended March 31, 2009, as well as financial information in the other documents incorporated by reference into this prospectus supplement.

SCBT Financial Corporation
(Dollars in thousands)

	At March 31, 2009
	Actual	As Adjusted(a)	As Adjusted(b)
Long-term debt(1):
Trust preferred securities	$44,250	$44,250	$44,250
Subordinated indebtedness	14,762	14,762	14,762

Total long-term debt	59,012	59,012	59,012

Shareholders' equity:
Preferred stock—$0.01 par value; authorized 10,000,000 shares; 64,779 issued and outstanding; as adjusted (b) 0 shares issued and outstanding	61,369	61,369	—
Common stock, $2.50 par value; authorized 40,000,000 shares; 11,319,644 shares issued and outstanding; as adjusted 12,619,644 shares issued and outstanding(2)	28,299	31,549	31,549
Surplus(2)	170,270	194,920	194,920
Retained earnings(3)	60,952	60,952	57,542
Accumulated other comprehensive loss	(9,710)	(9,710)	(9,710)

Total shareholders' equity	311,180	339,080	274,301

Total capitalization(4)	$370,192	$398,092	$333,313

Per Common Share:
Common book value per share	$22.07	$22.01	$21.74
Tangible common book value per share	$16.23	$16.77	$16.50
Capital ratios:
Tier 1 leverage ratio	10.63%	11.51%	9.43%
Tier 1 risk-based capital ratio	13.25%	14.46%	11.65%
Total risk-based capital ratio	15.16%	16.36%	13.57%
Tangible equity to tangible assets (period end)	8.84%	9.74%	7.61%
Tangible common equity to tangible assets (period end)	6.62%	7.55%	7.61%

(1)
The Company does not consider FHLB advances, federal funds purchased and demand repurchase agreements to be long-term debt.

(2)
Pro forma shares outstanding reflect the issuance of 1,300,000 shares of common stock offered under this prospectus supplement. The gross proceeds of $29.9 million have been reduced by estimated issuance costs of $2 million, resulting in net proceeds to the Company of $27.9 million.
(3)
Assumes that the Series T Preferred Stock issued to the Treasury pursuant to the Capital Purchase Program was redeemed on March 31, 2009. The reduction in retained earnings reflects the remaining unamortized preferred stock discount, but does not reflect redemption of the common stock warrant issued to the US Treasury.
(4)
Includes shareholders' equity and long-term debt.
(5)
As of May 5, 2009, there were also (i) 382,841 shares of our common stock reserved for issuance upon the exercise of currently outstanding options with a weighted average price of $26.99; (ii) 245,313 shares of our common stock pursuant to options and restricted stock that may be granted in the future under our existing equity compensation plans; and (iii) 303,083 shares of our common stock reserved for issuance upon exercise of the warrant issued to the US Treasury at an exercise price of $32.06 per share.

PRICE RANGE OF COMMON STOCK

        Our common stock is listed on the Nasdaq Global Select Market under the symbol "SCBT." The following table sets forth, for the periods indicated, the high and low intra-day sale prices per share of our common stock as reported on the Nasdaq Global Select Market, with retroactive recognition given for stock dividends and splits.

	High	Low
Year Ended December 31, 2007:
First Quarter	$40.84	$34.99
Second Quarter	38.00	35.18
Third Quarter	37.25	28.29
Fourth Quarter	37.65	28.86
Year Ended December 31, 2008:
First Quarter	$34.83	$26.96
Second Quarter	36.39	28.40
Third Quarter	45.24	26.25
Fourth Quarter	38.00	29.45
Year Ending December 31, 2009:
First Quarter	$34.37	$16.53
Second Quarter (through May 8, 2009)	26.76	19.68

        The last reported closing price for our common stock on May 12, 2009 was $23.20 per share. There were approximately 3,018 shareholders of record of our common stock as of May 7, 2009.

DESCRIPTION OF COMMON STOCK

        Our amended and restated articles of incorporation provide that we may issue up to 40 million shares of common stock, par value of $2.50 per share. See "Description of Common Stock" on page 26 of the accompanying prospectus and the information incorporated by reference therein for additional information regarding our common stock.

DIVIDEND POLICY

        Holders of our common stock are entitled to receive dividends that the board of directors may declare from time to time. We may only pay dividends out of funds that are legally available for that purpose. Because consolidated net income consists largely of the net income of our bank subsidiary, dividend payments to shareholders are dependent upon our receipt of dividends from our bank subsidiary. See the section entitled "Supervision and Regulation" in our Form 10-K for the year ended December 31, 2008 for a discussion of regulatory restrictions on dividend declarations. The payment of dividends on our common stock and by our bank is subject to certain restrictions imposed by federal and state banking laws, regulations and authorities and by the terms of our Series T Preferred Stock. Among other restrictions related to our Series T Preferred Stock, prior to January 16, 2012, so long as the Treasury owns shares of our Series T Preferred Stock, we are not permitted to increase cash dividends on our common stock above the $0.17 per share per quarter that we have recently paid, without the Treasury's consent. Our dividend declaration is discretionary and will depend on our earnings and financial condition, regulatory limitations, tax considerations and other factors. While the board of directors expects to continue to declare dividends quarterly, there can be no assurance that we will continue to pay dividends at these levels or at all.

        The following table shows the history of per share cash dividends declared and paid on our common stock for the first quarter of 2009 and for each of 2008 and 2007.

Cash Dividends Per Share
2007
First Quarter	$0.17
Second Quarter	0.17
Third Quarter	0.17
Fourth Quarter	0.17
2008
First Quarter	$0.17
Second Quarter	0.17
Third Quarter	0.17
Fourth Quarter	0.17
2009
First Quarter	$0.17

        For the second quarter of 2009, our Board of Directors has declared a cash dividend of $0.17 per share payable on May 29, 2009 to shareholders of record on May 15, 2009.

        Our Series T Preferred Stock was issued and began to accrue dividends on January 16, 2009. We paid an aggregate dividend of $260,915 on our Series T Preferred Stock on February 15, 2009, and we expect to pay an aggregate dividend of $809,738 on our Series T Preferred Stock on May 15, 2009. If our request to redeem the Series T Preferred Stock is not approved by the Treasury, then we expect to continue to pay a $809,738 quarterly dividend on the Series T Preferred Stock, which quarterly dividend amount would be adjusted upward on February 15, 2014.

UNDERWRITING

        We are offering the shares of our common stock described in this prospectus through Keefe, Bruyette & Woods, Inc. and Sandler O'Neill & Partners, L.P. Keefe, Bruyette & Woods is acting as sole representative of the several underwriters (collectively, the "Underwriters") and we have entered into an underwriting agreement with Keefe, Bruyette & Woods as representative of the Underwriters, dated May 12, 2009 (the "Underwriting Agreement"). Subject to the terms and conditions of the Underwriting Agreement, each of the Underwriters has agreed, severally and not jointly, to purchase the number of shares of common stock, $2.50 par value per share, listed next to its name in the following table:

Underwriter of Shares	Number
Keefe, Bruyette & Woods, Inc.	845,000

Sandler O'Neill & Partners, L.P.	455,000

Total	1,300,000

        Our common stock is offered subject to a number of conditions, including receipt and acceptance of the common stock by the Underwriters.

        In connection with this offering, certain of the Underwriters or securities dealers may distribute prospectuses electronically.

Over-allotment Option

        We have granted the Underwriters an option to buy 195,000 additional shares of our common stock. The Underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The Underwriters have thirty (30) days from the date of this prospectus to exercise this option.

Commissions and Discounts

        Shares of common stock sold by the Underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus. Any shares of common stock sold by the Underwriters to securities dealers may be sold at a discount of up to $0.759 per share from the public offering price. Any of these securities dealers may resell any shares of common stock purchased from the Underwriters to other brokers or dealers at a discount of up to $0.10 per share from the public offering price. If all the shares of common stock are not sold at the public offering price, the representative may change the offering price and the other selling terms. Sales of shares of common stock made outside of the United States may be made by affiliates of the Underwriters.

        The following table shows the per share and total underwriting discounts and commissions we will pay to the Underwriters, assuming both no exercise and full exercise of the Underwriters' option to purchase an additional 195,000 shares of common stock:

	No exercise	Full Exercise
Per Share Total	$1.265	$1.265

Total	$1,644,500	$1,891,175

        We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions but including our reimbursement of certain expenses of the Underwriters, will be approximately $355,500.

No Sales of Similar Securities

        We and our executive officers and directors have entered into lock-up agreements with the Underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of Keefe, Bruyette & Woods, subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our common stock or securities convertible into or exercisable or exchangeable for our common stock. These restrictions will be in effect for a period of ninety (90) days after the date of the Underwriting Agreement. These lockup provisions will apply to our common stock and to securities convertible into or exchangeable or exercisable for or repayable with our common stock. It will also apply to shares of our common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the 90-day period referred to above, we issue an earnings release or material news or a material event relating to our company occurs or (y) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions described above shall continue to apply until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the earnings release is issued or the material news or event related to our company occurs.

Indemnification and Contribution

        We have agreed to indemnify the Underwriters and their affiliates and controlling persons against certain liabilities. If we are unable to provide this indemnification, we will contribute to the payments the Underwriters, their affiliates and their controlling persons may be required to make in respect of those liabilities.

NASDAQ Global Select Market Quotation

        Our common stock is quoted on NASDAQ under the symbol "SCBT."

Price Stabilization, Short Positions and Passive Market Making

        In connection with this offering, the Underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

  •
  stabilizing transactions;

  •
  short sales;

  •
  purchases to cover positions created by short sales;

  •
  imposition of penalty bids;

  •
  syndicate covering transactions; and

  •
  passive market making.

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the Underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be "covered short sales," which are short positions in an amount not greater than the Underwriters' over-allotment option referred to above, or may be "naked short sales," which are short positions in excess of that amount.

        The Underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the Underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option. The Underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

        As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. The Underwriters may carry out these transactions on NASDAQ, in the over-the-counter market or otherwise.

        In addition, in connection with this offering the Underwriters may engage in passive market making transactions in our common stock on NASDAQ prior to the pricing and completion of this offering. Passive market making consists of displaying bids on NASDAQ no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Electronic Distribution

        In connection with the offering, certain of the Underwriters or securities dealers may distribute prospectuses by electronic means, such as by making the prospectus supplement in electronic format available on their websites or by e-mail. Other than the prospectus supplement in electronic format, the information on such websites will not form part of this prospectus supplement.

Other Relationships

        Some of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, financial advisory services and other commercial dealing in the ordinary course of business with us. They have received, and may in the future receive, customary fees and commission for these transactions. Sandler O'Neill acted as placement agent in connection with our October 2008 private placement, for which it received customary compensation.

Selling Restrictions

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the

Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

          (a)   to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

          (b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

          (c)   to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

          (d)   in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

        Each Underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the "FSMA")) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

          (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

CERTAIN UNITED STATES TAX CONSEQUENCES TO
NON-U.S. HOLDERS OF COMMON STOCK

        This section summarizes certain United States federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. You are a non-U.S. holder if you are, for United States federal income tax purposes:

  •
  a nonresident alien individual,

  •
  a foreign corporation, or

  •
  an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from common stock.

This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

        If a partnership holds our common stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding our common stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in our common stock.

        You should consult a tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of our common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Dividends

        Except as described below, if you are a non-U.S. holder of our common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

  •
  a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying the status of each partner in the partnership or beneficiary of the estate or trust as) a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

  •
  in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

        If dividends paid to you are "effectively connected" with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

  •
  you are a non-United States person, and

  •
  the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

"Effectively connected" dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

        If you are a corporate non-U.S. holder, "effectively connected" dividends that you receive may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

        If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of our common stock unless:

  •
  the gain is "effectively connected" with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

  •
  you are an individual, you hold our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

  •
  we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our common stock and you are not eligible for any treaty exemption.

If you are a corporate non-U.S. holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

        We have not been, are not and do not anticipate becoming, a United States real property holding corporation for United States federal income tax purposes.

Federal Estate Taxes

        Common stock held by a non-U.S. holder at the time of death will be included in the holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

        If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

  •
  dividend payments, and

  •
  the payment of the proceeds from the sale of common stock effected at a United States office of a broker,

as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

  •
  the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

  •
  a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a non-U.S. holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-United States person, or

  •
  other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

  •
  you otherwise establish an exemption.

        Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the United States,

  •
  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

  •
  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

        In addition, a sale of our common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

  •
  a United States person,

  •
  a controlled foreign corporation for United States tax purposes,

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

  •
  a foreign partnership, if at any time during its tax year:

  •
  one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

  •
  such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

        You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

 LEGAL MATTERS

        The validity of the common stock will be passed upon for us by Nelson Mullins Riley & Scarborough, LLP, Greenville, South Carolina. Certain legal matters in connection with this offering will be passed upon for the representative of the Underwriters by Alston & Bird LLP, Atlanta, Georgia.

EXPERTS

        The consolidated financial statements of SCBT Financial Corporation as of December 31, 2008, and for the year then ended, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein in reliance upon the reports of Dixon Hughes PLLC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of SCBT Financial Corporation as of December 31, 2007, and for each of the years in the two-year period then ended, have been incorporated by reference herein in reliance upon the report of J.W. Hunt & Company, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS

$200,000,000

SCBT Financial Corporation

Senior Debt Securities
Subordinated Debt Securities
Junior Subordinated Debt Securities
Preferred Stock
Depositary Shares
Common Stock
Purchase Contracts
Units
Warrants
Rights
Guarantee

SCBT Capital Trust IV

Trust Capital Securities

Fully and unconditionally guaranteed by SCBT Financial Corporation as described in the applicable prospectus supplement

        We and/or the Trust may offer and sell, from time to time, in one or more offerings, any combination of debt and equity securities that we describe in this prospectus having a total initial offering price not exceeding $200,000,000. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

        SCBT Financial Corporation's common stock is traded on the NASDAQ Global Select Market™ under the symbol "SCBT".

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense in the United States.

        These securities are unsecured and are not deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        See "Risk Factors" referenced on page 3 of this prospectus to read about certain risk factors you should consider, along with those referenced in any accompanying prospectus supplement, before buying any securities.

This prospectus is dated March 31, 2009.

        Prospectus

ABOUT THIS PROSPECTUS

        This prospectus is a part of a registration statement that we and the Trust filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. Under this shelf registration statement, we may sell, either separately or together, senior debt securities, subordinated debt securities, junior subordinated debt securities, preferred stock, depositary shares representing interests in preferred stock, common stock, purchase contracts, units and warrants, in one or more offerings. In addition, we may offer to our existing shareholders subscription rights, which may or may not be transferable, to purchase additional shares of our common stock or preferred stock. The Trust may sell trust capital securities representing undivided beneficial interests in the Trust, which may be guaranteed by us, to the public. We and the Trust may use the shelf registration statement to sell, in one or more offerings, up to $200,000,000 of any securities registered, in any combination in an offering amount. This prospectus only provides you with a general description of the securities we and the Trust may offer. Each time we or the Trust sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities and the offering. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us or the Trust. The supplement also may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any supplement, together with the additional information described under the heading "Where You Can Find More Information" below.

        The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC website or at the SEC office mentioned under the heading "Where You Can Find More Information" below.

        We and the Trust may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us or the Trust directly or through dealers or agents designated from time to time. If we or the Trust, directly or through agents, solicit offers to purchase the securities, we and the Trust reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers.

        Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us and the Trust. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

        Unless the context requires otherwise, references to (1) "SCBT Financial Corporation", "SCBT", the "Company", "we", "our", "ours" and "us" are to SCBT Financial Corporation and its subsidiaries, and (2) the "Trust" is to SCBT Capital Trust IV, a Delaware statutory trust.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information included directly in this prospectus. Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or superseded the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We incorporate by reference into this prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities covered by this prospectus and any applicable prospectus supplement, except to the extent that any information contained in such filings is deemed "furnished" in accordance with SEC rules (unless otherwise indicated therein):

  •
  Annual Report on Form 10-K for the year ended December 31, 2008;

  •
  Definitive Proxy Statement in connection with our 2009 annual meeting of shareholders filed with the SEC on March 23, 2009;

  •
  Current Reports on Form 8-K filed March 27, 2009, March 5, 2009, January 16, 2009, January 8, 2009, and January 6, 2009; and

  •
  The description of our common stock contained in the Registration Statement on Form 8-A filed on March 8, 2004, as amended by Current Reports on Form 8-K filed on December 23, 2008, December 31, 2008 and January 16, 2009.

        We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Written requests for copies should be directed to Attn: Richard C. Mathis, SCBT Financial Corporation, 520 Gervais Street, Columbia, South Carolina, 29201. Telephone requests for copies should be directed to Mr. Mathis at (803) 765-4618.

        The Trust has no separate financial statements. The Trust's financial statements would not be material to holders of the trust capital securities because the Trust has no independent operations.

        Unless otherwise indicated, currency amounts in this prospectus and in any applicable prospectus supplement are stated in United States dollars.

        You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

 RISK FACTORS

        Investing in the securities involves risk. Please see the "Risk Factors" section in SCBT's most recent Annual Report on Form 10-K, which are incorporated by reference in this prospectus, as updated by our future filings with the SEC. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus or any prospectus supplement. The risks and uncertainties not presently known to SCBT or that SCBT currently deems immaterial may also impair its business operations, its financial results and the value of the securities. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

SPECIAL CAUTIONARY NOTICE
REGARDING FORWARD-LOOKING STATEMENTS

        Statements included in this prospectus, including information incorporated herein by reference, which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934. The words "may," "will," "anticipate," "should," "would," "believe," "contemplate," "expect," "estimate," "continue," "may," and "intend," as well as other similar words and expressions of the future, are intended to identify forward-looking statements. We caution readers that forward-looking statements are estimates reflecting our judgment based on current information, and are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties include, among others, the matters described in the "Risk Factors" of this prospectus and the following:

  •
  Credit risk associated with an obligor's failure to meet the terms of any contract with our bank or otherwise fail to perform as agreed;

  •
  Interest rate risk involving the effect of a change in interest rates on our bank's earnings and the market value of the portfolio equity;

  •
  Liquidity risk affecting our bank's ability to meet their obligations when they come due;

  •
  Price risk focusing on changes in market factors that may affect the value of financial instruments which are "mark-to-market" periodically;

  •
  Transaction risk arising from problems with service or product delivery;

  •
  Compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards;

  •
  Strategic risk resulting from adverse business decisions or improper implementation of business decisions;

  •
  Reputation risk that adversely affects earnings or capital arising from negative public opinion;

  •
  Terrorist activities risk that result in loss of consumer confidence and economic disruptions;

  •
  Merger integration risk including potential deposit attrition, higher than expected costs, customer loss and business disruption associated with the integration of TSB, including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related-matters; and

  •
  Other economic, competitive, governmental, regulatory and technological factors affecting SCBT's operations, pricing and services.

        Some of the factors that could cause actual results to differ from those expressed or implied in forward-looking statements are described under "Risk Factors" in this prospectus and may be described in any prospectus supplement and in the "Risk Factors" and other sections of the documents that we incorporate by reference into this prospectus, including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q and in our other reports filed with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no duty to update any forward-looking statement.

 PROSPECTUS SUMMARY

        Under the shelf registration statement to which this prospectus is a part, we and the Trust may sell up to $200,000,000 of securities, consisting of one or any combination or combinations of securities, described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. This prospectus describes the securities and the Trust's trust capital securities that may be offered.

        We may offer any of the following securities or any combination of these securities from time to time:

  •
  senior debt securities;

  •
  subordinated debt securities;

  •
  junior subordinated debt securities;

  •
  preferred stock;

  •
  depositary shares;

  •
  common stock;

  •
  purchase contracts;

  •
  units;

  •
  warrants;

  •
  rights; and

  •
  guarantees.

From time to time, the Trust may:

  •
  offer trust capital securities representing undivided preferred beneficial interests in the Trust to the public;

  •
  offer common securities representing undivided common beneficial interests in the Trust to us; and

  •
  use the proceeds from the issuance of these securities to buy an equal principal amount of our junior subordinated debt securities.

        This prospectus, including the following summary, describes the general terms that may apply to the securities; the specific terms of any particular securities that we may offer will be described in a separate supplement to this prospectus.

Debt Securities

        We may offer several different types of debt securities. For any particular debt securities we offer, the applicable prospectus supplement will describe the terms of the debt securities, and will include for each series of debt securities, the initial public offering price, designation, priority, aggregate principal amount (including whether determined by reference to an index), currency, denomination, premium, maturity, interest rate (including whether fixed, floating or otherwise), time of payment of any interest, any terms for mandatory or optional redemption and other terms. We will issue senior and subordinated debt, including subordinated and junior subordinated debt securities, under separate indentures to be entered into by and between us and Wilmington Trust Company, as trustee, or such other bank or trust company that we select to act as trustee. Debt securities may be convertible into shares of our common stock or preferred stock, as described in a prospectus supplement.

Preferred Stock and Depositary Shares

        We may offer preferred stock in one or more series. The applicable prospectus supplement will describe for each offer of preferred stock the specific designation of the series offered; the aggregate number of shares offered; the rate and periods, or manner of calculating the rate and periods, for dividends, if any; the stated value and liquidation preference amount, if any; the redemption, liquidation and voting rights, if any; and any other specific terms. We may also offer depositary shares, each of which would represent an interest in a fractional share of preferred stock. We will issue the depositary shares under one or more deposit agreements to be entered into between us and one or more depositaries.

Common Stock

        We may also offer shares of our common stock and the applicable prospectus supplement will describe the terms of any such offer.

Purchase Contracts

        We also may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a fixed or varying number of shares of common stock, preferred stock, depositary shares or debt securities at a future date or dates. The consideration per share of common stock, preferred stock, depositary shares or debt securities may be fixed at the time that purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. Any purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such purchase contract upon the occurrence of certain events.

        The purchase contracts may be issued separately or as a part of units with one or more other securities. These contracts, and the holders' obligations to purchase shares of our common stock, preferred stock, depositary shares or debt securities under the purchase contracts may be secured by cash, certificates of deposit, U.S. government securities that will mature prior to or simultaneously with, the maturity of the purchase contract, standby letters of credit from an affiliated U.S. bank that is FDIC-insured or other collateral satisfactory to the Federal Reserve. The purchase contracts may require us to make periodic payments to holders of the purchase units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis.

        Any one or more of the above securities, common stock or the purchase contracts or other collateral may be pledged as security for the holders' obligations to purchase or sell, as the case may be, the common stock, preferred stock, depositary shares or debt securities under the purchase contracts.

Units

        We also may offer two or more of the securities described in this prospectus in the form of a "unit," including pursuant to a unit agreement. The unit may be transferable only as a whole, or the securities comprising a unit may, as described in the prospectus supplement, be separated and transferred by the holder separately. There may or may not be an active market for units or the underlying securities, and not all the securities comprising a unit may be listed or traded on a securities exchange or market.

Warrants

        We may offer warrants to purchase our senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock or any combination of these securities, either independently or together with any other securities. For any particular warrants we offer, the applicable prospectus supplement will describe:

  •
  the underlying securities;

  •
  the expiration date;

  •
  the exercise price or the manner of determining the exercise price;

  •
  the amount and kind, or the manner of determining the amount and kind, of securities to be delivered upon exercise;

  •
  the date after which the warrants are separately transferable;

  •
  any provisions for adjustments in the exercise price or the number of securities issuable upon exercise of the warrants; and

  •
  any other specific terms.

        We may issue the warrants under one or more warrant agreements between us and one or more warrant agents. The warrant agents will act solely as our agents in connection with the warrants and will not assume any obligation or relationship of agency for or on behalf of holders or beneficial owners of warrants.

Rights

        We may offer rights to our existing shareholders to purchase additional shares of our common stock or any series of our preferred stock. For any particular subscription rights, the applicable prospectus supplement will describe the terms of such rights, including the period during which such rights may be exercised, the manner of exercising such rights, the transferability of such rights and the number of shares of common stock or preferred stock that may be purchased in connection with each right and the subscription price for the purchase of such common stock or preferred stock. In connection with a rights offering, we may enter into a separate agreement with one or more underwriters or standby purchasers to purchase any shares of our common stock or preferred stock not subscribed for in the rights offering by existing shareholders, which will be described in the applicable prospectus supplement.

Guarantee

        We, as the guarantor, will fully and unconditionally guarantee the Trust's payment obligations under the trust capital securities issued by the Trust. In the event of a default in payment by the Trust, holders may institute legal proceedings directly against us to enforce the Trust's obligations to make such payment without first proceeding against the Trust. The guarantee will constitute an unsecured obligation of us ranking junior and subordinate in right of payment to all of our outstanding senior debt and subordinated debt securities.

Trust Capital Securities

        The Trust may issue trust capital securities under an amended and restated trust agreement to be entered into by and between us and Wilmington Trust Company, as trustee, or such other bank or trust company that we select to act as trustee. The applicable prospectus supplement will describe the terms of such trust capital securities and the offering, including designation of the securities; liquidation amount; distribution terms and conditions; whether such securities are to be issued in book-entry form; rights or obligations with respect to junior subordinated debt securities issued by us to the Trust; and other rights, limitations, restrictions of such securities.

Listing

        If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will so indicate. Our common stock is listed on the NASDAQ Global Select Market™ and trades under the symbol "SCBT".

 RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

        Our consolidated ratio of earnings to combined fixed charges and preference dividends for the period indicated is as follows:

	Years Ended December 31,
	2008	2007	2006	2005	2004
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends:
Excluding interest on deposits	2.86x	3.05x	3.19x	4.12x	6.53x
Including interest on deposits	1.40x	1.47x	1.55x	1.84x	2.37x

        For the purpose of computing the ratios of earnings to combined fixed charges and preference dividends, earnings consist of consolidated income from continuing operations before provision for income taxes, minority interest and fixed charges, and combined fixed charges and preference dividends consist of interest expense, amortization of debt issuance costs, dividends on preferred stock, and the portion of rental expense deemed to represent interest. Fixed charges exclude interest on uncertain tax positions which is classified with the provision for income taxes in the consolidated financial statements.

SCBT FINANCIAL CORPORATION

        We are a bank holding company headquartered in Columbia, South Carolina. We provide a wide range of banking services and products through our wholly-owned subsidiary, SCBT, National Association, a national bank headquartered in South Carolina that opened for business in 1934. In addition, we directly own all the common equity in four statutory trusts:

  •
  SCBT Capital Trust I and SCBT Capital Trust II, each formed in April 2005 for the purpose of issuing an aggregate of $20 million in trust preferred securities;

  •
  SCBT Statutory Trust III, formed in July 2005 also for the purpose of issuing an aggregate of $20 million in trust preferred securities; and

  •
  TSB Statutory Trust I was acquired in our acquisition of TSB Financial Corporation in November 2007, and was established for the purpose of issuing an aggregate of $3 million in trust preferred securities.

We will own all the common equity in SCBT Capital Trust IV.

        We provide a full range of retail and commercial banking services, mortgage lending services and trust and investment services through 50 financial centers in 16 South Carolina counties and one North Carolina county. Consistent with our history, we intend to pursue a growth strategy that focuses on organic growth, complemented by disciplined acquisitions of financial institutions or branches in selected market areas.

        Our principal executive offices are located at 520 Gervais Street, Columbia, South Carolina 29201. Our mailing address at this facility is Post Office Box 1030, Columbia, South Carolina 29202 and our telephone number is (800) 277-2175. We maintain an Internet website at www.scbtonline.com. We are not incorporating the information on our website into this prospectus, and neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus.

THE TRUST

        The Trust is a Delaware statutory trust created by a certificate of trust that we filed with the Delaware Secretary of State. A statutory trust is a separate legal entity that can be formed for the purpose of holding property. For tax purposes, the Trust is a grantor trust. A grantor trust is a trust that does not pay federal income tax if it is formed solely to facilitate direct investment in the assets of the trust and the trustee cannot change the investment. We created the Trust for the limited purpose of:

  •
  issuing trust capital securities and common securities, which we refer to collectively as the "trust securities," and which represent undivided beneficial interests in the assets of the Trust;

  •
  investing the gross proceeds that the Trust receives from the issuance of its trust securities in our junior subordinated debt securities. The aggregate liquidation amount of the trust securities issued by the Trust will equal to the aggregate principal amount of junior subordinated debt securities issued by us to the Trust;

  •
  distributing the interest received by the Trust on our junior subordinated debt securities owned by the Trust to the holders of the trust securities; and

  •
  carrying out such limited activities that are necessary for or incidental to issuing the trust securities and investing in our junior subordinated debt securities.

        The purchasers of the trust capital securities that the Trust may issue will collectively own all of the Trust's trust capital securities, and we will own all of the Trust's common securities. The Trust is subject to the terms of its trust agreement that we have executed as the depositor of the Trust and which has also been executed by the trustee of the Trust. At the time the Trust issues any trust capital securities, the applicable trust agreement will be amended and restated to set the terms of the trust capital securities, which we call the "amended trust agreement." The terms of the common securities will also be contained in the amended trust agreement and the common securities generally will rank equally, and payments will be made ratably, with the trust capital securities. However, if there are certain continuing payment events of default under the junior subordinated indenture and any supplemental indenture which contains the terms of the junior subordinated debt securities, our rights as holder of the common securities to distributions, liquidation, redemption and other payments from the Trust will be subordinated to the rights to those payments of the holders of the trust capital securities. The Trust will use the proceeds from the sale of the trust capital securities and the common securities to invest in junior subordinated debt securities that we will issue to the Trust. The trust capital securities will be guaranteed by us in the manner described later in this prospectus.

        The junior subordinated debt securities will be the Trust's only assets, and the interest we pay on our junior subordinated debt securities will be the only revenue of the Trust. Unless stated otherwise in the applicable prospectus supplement, the amended trust agreement will not permit the Trust to acquire any assets other than the junior subordinated debt securities or to issue any securities other than the trust securities or to incur any other indebtedness. The Trust will not carry on any active business operations.

        The Trust has a term of approximately 45 years but may be dissolved earlier under the terms of the amended trust agreement. The trustees of the Trust will conduct the business and affairs of the Trust. As holder of the common securities, we will be entitled to appoint, remove, replace or increase or reduce the number of trustees, subject to certain conditions set forth in the amended trust agreement. The amended trust agreement will govern the duties of the trustees. The Trust will have a Delaware trustee, a property trustee, and one or more administrators. The Delaware trustee and the property trustee will be unaffiliated with us while the administrators will be employees, officers or affiliates of ours. The property trustee will be a financial institution that is not affiliated with us and that has a minimum of combined capital and surplus of at least $50 million. The property trustee will act as indenture trustee for the purpose of compliance with the provisions of the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Delaware trustee will have its principal place of business in the State of Delaware.

        The property trustee and Delaware trustee of the Trust is anticipated to be Wilmington Trust Company, and its address in the State of Delaware is Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890. However, we may select a different bank or trust company to act as the property trustee. The principal place of business of the Trust is c/o SCBT Financial Corporation, 520 Gervais Street, Columbia, South Carolina 29201. The telephone number for the Trust at that address is (800) 277-2175. We or any subsequent holder of the Trust's common securities will pay all fees and expenses related to the Trust and the offering of the trust capital securities and will pay all ongoing costs and expenses of the Trust.

USE OF PROCEEDS

        We intend to use the net proceeds from the sales of the securities that may be offered under this prospectus as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

        We and the Trust may sell securities offered under this prospectus:

  •
  through underwriters or dealers;

  •
  through agents;

  •
  directly to one or more purchasers; or

  •
  through a combination of any of these methods for sale.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, or at negotiated prices. For each type and series of securities offered, the applicable prospectus supplement will set forth the terms of the offering, including, without limitation:

  •
  the initial public offering price;

  •
  the names of any underwriters, dealers or agents;

  •
  the purchase price of the securities;

  •
  the use of proceeds to us and the Trust from the sale of the securities;

  •
  any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

  •
  any discounts or concessions allowed or re-allowed or repaid to dealers; and

  •
  the securities exchanges on which the securities will be listed, if any.

        If we or the Trust use underwriters in any sale of securities offered under this prospectus, the underwriters will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The underwriters may sell the securities directly or through underwriting syndicates managed by managing underwriters. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.

        Underwriters or agents may make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an "at-the-market" offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on the NASDAQ Global Select Market™, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange.

        If we or the Trust use dealers in any sale of securities offered under this prospectus, the securities will be sold to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If agents are used in any sale of securities offered under this prospectus, they will generally use their reasonable best efforts to solicit purchases for the period of their appointment. If securities offered under this prospectus are sold directly, no underwriters, dealers or agents would be involved. We and the Trust are not making an offer of securities in any state that does not permit such an offer.

        Underwriters, dealers and agents that participate in any distribution of securities may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act. We and the Trust expect that any agreements we may enter into with underwriters, dealers and agents will include provisions indemnifying them against certain civil liabilities, including certain liabilities under the Securities Act, or providing for contributions with respect to payments that they may be required to make.

        We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities offered under this prospectus from us or the Trust on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

        Sales of securities offered under this prospectus also may be effected by us or the Trust from time to time in one or more types of transactions (which may, without limitation, include block transactions, special offerings, exchange distributions, secondary distributions, purchases by a broker or dealer, or other direct sales by us to one or more purchasers) on the NASDAQ Global Select Market™ or any other national securities exchange or automated trading and quotation system on which our common stock or other securities are listed, in the over-the-counter market, in transactions otherwise than on such exchanges and systems or the over-the-counter market, including negotiated transactions, through options transactions relating to the shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. Such transactions may or may not involve brokers or dealers. Any shares of our common stock offered under this prospectus will be listed on the NASDAQ Global Select Market™, subject to notice of issuance.

        Each issue of a new series of debt securities, preferred stock, depositary shares, purchase contracts, units, warrants, rights and trust capital securities will be a new issue of securities with no established trading market, except as indicated in the applicable prospectus supplement. It has not been established whether the underwriters, if any, of the securities offered under this prospectus will make a market in these securities. If a market in any series of debt securities, preferred stock, depositary shares, purchase contracts, units, warrants, rights and trust capital securities is made by any such underwriters, such market-making may be discontinued at any time without notice. We can give no assurance as to the liquidity of the trading market of these securities.

        In order to facilitate the offering of any of the securities offered under this prospectus, the underwriters with respect to any such offering may, as described in the prospectus supplement, engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in these securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of these securities or of any other securities, the underwriters may bid for, and purchase, these securities or any other securities in the open market. Finally, in any offering of the securities offered under this prospectus through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of these securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time, all as described in the applicable prospectus supplement.

        If so indicated in the applicable prospectus supplement, one or more firms, which we refer to as "remarketing firms," acting as principals for their own accounts or as agents for us, may offer and sell the securities offered under this prospectus as part of a remarketing upon their purchase, in accordance with their terms. We will identify any remarketing firm, the terms of its agreement, if any, with us and its compensation in the applicable prospectus supplement.

        Remarketing firms, agents, underwriters and dealers may be entitled under agreements with us to indemnification by or contribution from us against some civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

        Any person participating in the distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including without limitation, Regulation M, which may limit the timing of transactions involving the securities offered under this prospectus. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of such securities to engage in market-making activities with respect to the particular securities being distributed. All of the above may affect the marketability of the securities offered under this prospectus and the ability of any person or entity to engage in market-making activities with respect to such securities.

        Under the securities law of various states, the securities offered under this prospectus may be sold in those states only through registered or licensed brokers or dealers. In addition, in various states the securities offered under this prospectus may not be offered and sold unless such state securities have been registered or qualified for sale in the state or an exemption from such registration or qualification is available and is complied with.

DESCRIPTION OF DEBT SECURITIES

        The debt securities we are offering will constitute senior debt securities, subordinated debt securities or junior subordinated debt securities. The senior debt securities, the subordinated debt securities and the junior subordinated debt securities will be issued under three separate indentures to be entered into between us and Wilmington Trust Company, as trustee, or such other bank or trust company that we select to act as trustee. A copy of the form of each indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part.

        The following description and any description in a prospectus supplement is a summary only and is subject to, and qualified in its entirety by reference to the terms and provisions of the indentures, which we will file with the SEC in connection with an issuance of any series of debt securities. You should read all of the provisions of the indentures, including the definitions of certain terms, as well as any supplemental indenture that we file with the SEC in connection with the issuance of any series of debt securities. These summaries set forth certain general terms and provisions of the securities to which any prospectus supplement may relate. The specific terms and provisions of a series of debt securities and the extent to which the general terms and provisions may also apply to a particular series of debt securities will be described in the applicable prospectus supplement.

        Since we are a holding company, our right, and accordingly, the right of our creditors and shareholders, including the holders of the securities offered by this prospectus and any prospectus supplement, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or similar proceeding is subject to the prior claims of creditors of that subsidiary, except to the extent that our claims as a creditor of the subsidiary may be recognized.

Terms of the Securities

        Unless otherwise described in a prospectus supplement, the following general terms and provisions will apply to the debt securities. The securities will be not be secured by any of our assets. Neither the indentures nor the securities will limit or otherwise restrict the amounts of other indebtedness which we may incur, or the amount of other securities that we may issue. Although the total amount of debt securities we may offer under this prospectus will be limited to $200,000,000 in aggregate principal amount, the indentures do not limit the principal amount of any particular series of securities. All of the securities issued under each of the indentures will rank equally and ratably with any additional securities issued under the same indenture. The subordinated debt securities and junior subordinated debt securities will be subordinated as described below under "Subordination."

        Each prospectus supplement will specify the particular terms of the securities offered. These terms may include:

  •
  the title of the securities;

  •
  any limit on the aggregate principal amount of the securities;

  •
  the priority of payments on the securities;

  •
  the issue price or prices (which may be expressed as a percentage of the aggregate principal amount) of the securities;

  •
  the date or dates, or the method of determining the dates, on which the securities will mature;

  •
  the interest rate or rates of the securities, or the method of determining those rates;

  •
  the interest payment dates, the dates on which payment of any interest will begin and the regular record dates;

  •
  whether the securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for such global security, or the manner in which any interest payable on a temporary or permanent global security will be paid;

  •
  any terms relating to the conversion of the securities into our common stock or preferred stock or other securities offered hereby, including, without limitation, the time and place at which such securities may be converted, the conversion price and any adjustments to the conversion price and any other provisions that may applicable;

  •
  any covenants that may restrict our ability to create, assume or guarantee indebtedness for borrowed money that is secured by a pledge, lien or other encumbrance, that condition or restrict our ability to merge or consolidate with any other person or to sell, lease or convey all or substantially all of our assets to any other person or that otherwise impose restrictions or requirements on us;

  •
  any sinking fund or similar provisions applicable to the securities;

  •
  any mandatory or optional redemption provisions applicable to the securities;

  •
  the denomination or denominations in which securities are authorized to be issued;

  •
  whether any of the securities will be issued in bearer form and, if so, any limitations on issuance of such bearer securities (including exchanges for registered securities of the same series);

  •
  information with respect to book-entry procedures;

  •
  whether any of the securities will be issued as original issue discount securities;

  •
  each office or agency where securities may be presented for registration of transfer, exchange or conversion;

  •
  the method of determining the amount of any payments on the securities which are linked to an index;

  •
  if other than U.S. dollars, the currency or currencies in which payments on the securities will be payable, and whether the holder may elect payment to be made in a different currency;

  •
  if other than the trustee, the identity of the registrar and/or paying agent;

  •
  any defeasance of certain obligations by us pertaining to the series of securities; and

  •
  any other specific terms of the securities, which terms may modify or delete any provision of the applicable indenture insofar as it applies to the securities offered; provided that no terms of the indentures may be modified or deleted if they are required under the Trust Indenture Act of 1939, as amended, and that any modification or deletion of the rights, duties or immunities of the indenture trustee shall have been consented to in writing by the trustee.

        Some of our debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount securities or relating to certain other kinds of securities that may be offered, including securities linked to an index.

Acceleration of Maturity

        If an event of default in connection with any outstanding series of securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding securities of that series may declare the principal amount due and payable immediately. If the securities of that series are original issue discount securities, the holders of at least 25% in principal amount of those securities may declare the portion of the principal amount specified in the terms of that series of securities to be due and payable immediately. In either case, a written notice may be given to us, and to the trustee, if notice is given by the holders instead of the trustee. Subject to certain conditions, the declaration of acceleration may be revoked, and past defaults (except uncured payment defaults and certain other specified defaults) may be waived, by the holders of not less than a majority of the principal amount of securities of that series.

        You should refer to the prospectus supplement relating to each series of securities for the particular provisions relating to acceleration of the maturity upon the occurrence and continuation of an event of default.

Registration and Transfer

        Unless otherwise indicated in the applicable prospectus supplement, each series of the offered securities will be issued in registered form only, without coupons. The indentures will also allow us to issue the securities in bearer form only, or in both registered and bearer form. Any securities issued in bearer form will have interest coupons attached, unless they are issued as zero coupon securities. Securities in bearer form will not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than to offices of certain United States financial institutions located outside the United States.

        Unless otherwise indicated in the applicable prospectus supplement, the senior debt securities and subordinated debt securities we are offering will be issued in denominations of $1,000 or an integral multiple of $1,000 and the junior subordinated debt securities we are offering will be issued in denominations of $100,000 and integral multiples of $1,000 in excess thereof. No service charge will be made for any transfer or exchange of the securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Payment and Paying Agent

        We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of a designated paying agent. At our option, payment of interest on fully registered securities may also be made by check mailed to the persons in whose names the securities are registered on the days specified in the indentures or any prospectus supplement.

        We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of a designated paying agent or agents outside of the United States. Payments will be made at the offices of the paying agent in the United States only if the designated currency is U.S. dollars and payment outside of the United States is illegal or effectively precluded. If any amount payable on a security or coupon remains unclaimed at the end of two years after such amount became due and payable, the paying agent will release any unclaimed amounts, and the holder of the security or coupon will look only to us for payment.

        The designated paying agent in the United States for the securities we are offering is provided in the indentures that are deemed incorporated by reference into this prospectus.

Global Securities

        The securities of a series may be issued in whole or in part in the form of one or more global certificates ("Global Securities") that will be deposited with a depositary that we will identify in a prospectus supplement. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. All Global Securities in bearer form will be deposited with a depositary outside the United States. Unless and until it is exchanged in whole or in part for individual certificates evidencing securities in definitive form represented thereby, a Global Security may not be transferred except as a whole by the depositary to a nominee of that depositary or by a nominee of that depositary to a depositary or another nominee of that depositary.

        The specific terms of the depositary arrangements for each series of securities will be described in the applicable prospectus supplement.

Modification and Waiver

        Each indenture provides that modifications and amendments may be made by us and the trustee with the consent of the holders of a majority in principal amount of the outstanding securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of each holder affected:

  •
  change the stated maturity date of the security;

  •
  reduce the principal amount, any rate of interest, or any additional amounts in respect of any security, or reduce the amount of any premium payable upon the redemption of any security;

  •
  change the time or place of payment, currency or currencies in which any security or any premium or interest thereon is payable;

  •
  impair the holders' rights to institute suit for the enforcement of any payment on or after the stated maturity date of any security, or in the case of redemption, on or after the redemption date;

  •
  reduce the percentage in principal amount of securities required to consent to any modification, amendment or waiver under the indenture;

  •
  modify, except under limited circumstances, any provision of the applicable indenture relating to modification and amendment of the indenture, waiver of compliance with conditions and defaults thereunder or the right of a majority of holders to take action under the applicable indenture;

  •
  adversely affect any rights of conversion;

  •
  in the case of the subordinated indenture and the junior subordinated indenture, alter the provisions regarding subordination of the subordinated debt securities and junior subordinated debt securities, respectively, in any way that would be adverse to the holders of those securities;

  •
  reduce the principal amount of original issue discount securities which could be declared due and payable upon an acceleration of their maturity; or

  •
  change our obligation to pay any additional amounts.

        The holders of a majority in principal amount of the outstanding securities of any series may waive compliance by us and the trustee with certain provisions of the indentures. The holders of a majority in principal amount of the outstanding securities of any series may waive any past default under the applicable indenture with respect to that series, except a default in the payment of the principal, or any premium, interest, or additional amounts payable on a security of that series or in respect of a covenant or provision which under the terms of the applicable indenture cannot be modified or amended, without the consent of each affected holder.

        With the trustee, we may modify and amend any indenture without the consent of any holder for any of the following purposes:

  •
  to name a successor entity to us;

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  to add to our covenants for the benefit of the holders of all or any series of securities;

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  to add to the events of default;

  •
  to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of securities, as set forth in the applicable indenture;

  •
  to establish the form or terms of securities of any series and any related coupons;

  •
  to provide for the acceptance of appointment by a successor trustee;

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  to make provision for the conversion rights of the holders of the securities in certain events;

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  to cure any ambiguity, defect or inconsistency in the applicable indenture, provided that such action is not inconsistent with the provisions of that indenture and does not adversely affect the interests of the applicable holders;

  •
  to modify, eliminate or add to the provisions of any indenture to conform our or the trustee's obligations under the applicable indenture to the Trust Indenture Act; or

  •
  to make any other changes that apply only to debt securities to be issued thereafter.

Calculation of Outstanding Debt Securities

        To calculate whether the holders of a sufficient principal amount of the outstanding securities have given any request, demand, authorization, direction, notice, consent or waiver under any indenture:

  •
  In the case of original issue discount securities, the principal amount that may be included in the calculation is the amount of principal that would be declared to be due and payable upon a declaration of acceleration according to the terms of that original issue discount security as of the date of the calculation.

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  Any securities owned by us, or owned by any other obligor of the securities or any affiliate of ours or any other obligor, should be disregarded and deemed not to be outstanding for purposes of the calculation.

Additional Provisions

        Other than the duty to act with the required standard of care during an event of default, the trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of the securities, unless the holders have offered the trustee reasonable indemnification. Each indenture provides that the holders of a majority in principal amount of outstanding securities of any series may, in certain circumstances, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee.

        No holder of a security of any series will have the right to institute any proceeding for any remedy under the applicable indenture, unless:

  •
  the holder has provided the trustee with written notice of a continuing event of default regarding the holder's series of securities;

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  the holders of at least 25% in principal amount of the outstanding securities of a series have made a written request, and offered indemnity satisfactory to the trustee, to the trustee to institute a proceeding for remedy;

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  the trustee has failed to institute the proceeding within 60 days after its receipt of such notice, request and offer of indemnity; and

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  the trustee has not received a direction during such 60 day period inconsistent with such request from the holders of a majority in principal amount of the outstanding securities of that series.

        However, the holder of any security will have an absolute and unconditional right to receive payment of the principal, any premium, any interest or any additional amounts in respect of such security on or after the date expressed in such security and to institute suit for the enforcement of any such payment. We are required to file annually with the trustee a certificate of no default, or specifying any default that exists.

Transactions with the Trustee

        We and our subsidiaries may maintain deposit accounts and conduct various banking and other transactions with the indenture trustee, the Delaware trustee and the property trustee. The trustee and its subsidiaries may maintain deposit accounts and conduct various banking transactions with us and our subsidiaries.

Conversion Rights

        The applicable prospectus supplement relating to any convertible debt securities will describe the terms on which those securities are convertible.

Events of Default

        The following will be events of default under the senior indenture with respect to the senior debt securities of a series:

  •
  failure to pay any interest or any additional amounts on any senior debt security of that series when due, and continuance of such default for 30 days;

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  failure to pay principal of, or any premium on, any senior debt security of that series when due;

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  failure to deposit any sinking fund payment for a senior debt security of that series when due;

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  failure to perform any of our other covenants or warranties in the senior indenture or senior debt securities (other than a covenant or warranty included in that indenture solely for the benefit of a different series of senior debt securities), which has continued for 90 days after written notice as provided in the senior indenture;

  •
  acceleration of indebtedness in a principal amount specified in a supplemental indenture for money borrowed by us under the senior indenture, and the acceleration is not annulled, or the indebtedness is not discharged, within a specified period after written notice is given according to the senior indenture;

  •
  certain events in bankruptcy, insolvency or reorganization of us or SCBT, National Association; and

  •
  any other event of default regarding that series of senior debt securities.

        Unless otherwise described in the prospectus supplement applicable to a particular series of subordinated debt securities, events of default under the subordinated indenture are limited to certain events of bankruptcy, insolvency or reorganization of us or SCBT, National Association.

        Unless otherwise described in the prospectus supplement applicable to a particular series of junior subordinated debt securities, events of default under the junior subordinated indenture are limited to certain events of bankruptcy, insolvency or reorganization of us, SCBT, National Association, or the Trust, as applicable, nonpayment of interest upon the lapse of any deferral period permitted under the junior subordinated indenture, or upon certain events of termination of the Trust governing the trust capital securities.

        There is no right of acceleration of the payment of principal of a series of subordinated debt securities upon a default in the payment of principal or interest, nor upon a default in the performance of any covenant or agreement in the subordinated debt securities or junior subordinated debt securities of a particular series or in the applicable indenture. In the event of a default in the payment of interest or principal, the holders of senior debt will be entitled to be paid in full before any payment can be made to holders of subordinated debt securities. However, a holder of a subordinated debt security or junior subordinated debt security (or the trustee under the applicable indenture on behalf of all of the holders of the affected series) may, subject to certain limitations and conditions, seek to enforce overdue payments of interest or principal on the subordinated debt securities or junior subordinated debt securities, respectively.

Subordination

        The senior debt securities will be unsecured and will rank equally among themselves and with all of our other unsecured and non-subordinated debt, if any.

        The subordinated debt securities will be unsecured and will be subordinate and junior in right of payment, to the extent and in the manner set forth below, to the prior payment in full of all of the Company's senior debt, as more fully described in the applicable prospectus supplement. The junior subordinated debt securities will be unsecured and will be subordinate and junior in right of payment to the prior payment in full of all of the Company's senior debt and subordinated debt, as more fully described in the applicable prospectus supplement.

        If any of the following circumstances has occurred, payment in full of all principal, premium, if any, and interest must be made or provided for with respect to all outstanding senior debt before we can make any payment or distribution of principal, premium, if any, any additional amounts or interest on the subordinated debt securities; and payment in full of all principal, premium, if any, and interest must be made or provided for with respect to all outstanding senior debt and subordinated debt securities before we can make any payment or distribution of principal, premium, if any, any additional amounts or interest on the junior subordinated debt securities:

  •
  any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding relating to us or to our property has been commenced;

  •
  any voluntary or involuntary liquidation, dissolution or other winding up relating to us has been commenced, whether or not such event involves our insolvency or bankruptcy;

  •
  any of our subordinated debt security of any series is declared or otherwise becomes due and payable before its maturity date because of any event of default under the subordinated indenture, provided that such declaration has not been rescinded or annulled as provided in the subordinated indenture; or

  •
  any default with respect to senior debt which permits its holders to accelerate the maturity of the senior debt has occurred and is continuing, and either (a) notice of such default has been given to us and to the trustee and judicial proceedings are commenced in respect of such default within 180 days after notice in the case of a default in the payment of principal or interest, or within 90 days after notice in the case of any other default, or (b) any judicial proceeding is pending with respect to any such default.

DESCRIPTION OF PREFERRED STOCK

        For purposes of this section, the terms "we," "our" and "us" refer only to SCBT Financial Corporation and not to its subsidiaries.

        The following outlines the general provisions of the shares of preferred stock, par value $0.01 per share, or "preferred stock," that we may offer from time to time. The specific terms of a series of preferred stock will be described in the applicable prospectus supplement relating to that series of preferred stock. The following description of the preferred stock and any description of preferred stock in a prospectus supplement is only a summary and is subject to and qualified in its entirety by reference to the articles of amendment to our amended and restated articles of incorporation relating to the particular series of preferred stock, a copy of which we will file with the SEC in connection with the sale of any series of preferred stock.

General

        Under our amended and restated articles of incorporation, our board of directors is authorized, without shareholder approval, to adopt resolutions providing for the issuance of up to 10,000,000 shares of preferred stock, par value $0.01 per share, in one or more series. As of the date of this prospectus, 64,770 shares of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series T (the "Series T Preferred Stock"), were issued and outstanding.

        Our board of directors may fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of each series of preferred stock that we may offer.

        In addition, as described under "Description of Depositary Shares," we may, instead of offering full shares of any series of preferred stock, offer depositary shares evidenced by depositary receipts, each representing a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to such depositary shares.

        The prospectus supplement relating to a particular series of preferred stock will contain a description of the specific terms of that series, including, as applicable:

  •
  the title, designation, number of shares and stated or liquidation value of the preferred stock;

  •
  the dividend amount or rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to accrue;

  •
  any conversion or exchange rights;

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  whether the preferred stock will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

  •
  any liquidation rights;

  •
  any sinking fund provisions;

  •
  any voting rights;

  •
  the exchange or market, if any, where the preferred stock will be listed or traded; and

  •
  any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of the our amended and restated articles of incorporation or, if then outstanding, the provisions of the Series T Preferred Stock.

        Upon the issuance and payment for shares of preferred stock, the shares will be fully paid and nonassessable. Except as otherwise may be specified in the prospectus supplement relating to a particular series of preferred stock, holders of preferred stock will not have any preemptive or subscription rights to acquire any class or series of our capital stock and each series of preferred stock will rank on a parity in all respects with each other series of our preferred stock and prior to our common stock as to dividends and any distribution of our assets.

        The authorization of the preferred stock could have the effect of making it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. Shares of the preferred stock may also be sold to third parties that indicate that they would support the board of directors in opposing a hostile takeover bid. The availability of the preferred stock could have the effect of delaying a change of control and of increasing the consideration ultimately paid to our shareholders. We do not intend, without prior approval of our common stockholders, to issue any series of preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of SCBT more difficult or costly. Within the limits described above, the board of directors may authorize the issuance of preferred stock for capital-raising activities, acquisitions, joint ventures or other corporate purposes that have the effect of making an acquisition of SCBT more difficult or costly, as could also be the case if the board of directors were to issue additional common stock for such purposes. See "Anti-Takeover Effects of Certain Articles of Incorporation Provisions."

Redemption

        If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option, and may be mandatorily redeemable or convertible. Restrictions, if any, on the repurchase or redemption by us of any series of our preferred stock will be described in the applicable prospectus supplement relating to that series. Generally, any redemption of our preferred stock will be subject to prior Federal Reserve approval. Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

        Upon the redemption date of shares of preferred stock called for redemption or upon our earlier call and deposit of the redemption price, all rights of holders of the preferred stock called for redemption will terminate, except for the right to receive the redemption price.

Dividends

        Holders of each series of preferred stock will be entitled to receive cash dividends only when, as and if declared by our board of directors out of funds legally available for dividends. The rates or amounts and dates of payment of dividends will be described in the applicable prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement.

        Our board of directors may not declare, pay or set apart funds for payment of dividends on a particular series of preferred stock unless full dividends on any other series of preferred stock that ranks equally with or senior to such series of preferred stock with respect to the payments of dividends have been paid or sufficient funds have been set apart for payment for either of the following:

  •
  all prior dividend periods of each such series of preferred stock that pay dividends on a cumulative basis; or

  •
  the immediately preceding dividend period of each series of preferred stock that pays dividends on a noncumulative basis.

        Partial dividends declared on shares of any series of preferred stock and other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for all series of preferred stock of equal priority.

Liquidation Preference

        In the event of the liquidation, dissolution or winding-up of us, holders of each series of preferred stock will have the right to receive distributions upon liquidation in the amount described in the applicable prospectus supplement relating to each series of preferred stock, plus an amount equal to any accrued but unpaid dividends. These distributions will be made before any distribution is made on our common stock or on any securities ranking junior to such preferred stock upon liquidation, dissolution or winding-up.

        However, holders of the shares of preferred stock will not be entitled to receive the liquidation price of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of our capital stock ranking senior as to rights upon liquidation, dissolution or winding up. Unless otherwise provided in the applicable prospectus supplement, neither a consolidation or merger of SCBT with or into another corporation nor a merger of another corporation with or into SCBT nor a sale or transfer of all or part of SCBT's assets for cash or securities will be considered a liquidation, dissolution or winding up of SCBT.

        If the liquidation amounts payable to holders of preferred stock of all series ranking on a parity regarding liquidation are not paid in full, the holders of the preferred stock of these series will have the right to a ratable portion of our available assets up to the full liquidation preference. Holders of these series of preferred stock or such other securities will not be entitled to any other amounts from us after they have received their full liquidation preference.

Conversion and Exchange

        The prospectus supplement will indicate whether and on what terms the shares of any future series of preferred stock will be convertible into or exchangeable for shares of any other class, series or security of SCBT or any other corporation or any other property (including whether the conversion or exchange is mandatory, at the option of the holder or our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted). It will also indicate for preferred stock convertible into common stock, the number of shares of common stock to be reserved in connection with, and issued upon conversion of, the preferred stock (including whether the conversion or exchange is mandatory, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common stock issuable upon conversion or exchange may be adjusted) at the option of the holder or our option and the period during which conversion or exchange may occur.

Voting Rights

        The holders of shares of preferred stock will have no voting rights, except:

  •
  as otherwise stated in the applicable prospectus supplement;

  •
  as otherwise stated in the articles of amendment to our amended and restated articles of incorporation establishing the series of such preferred stock; and

  •
  as otherwise required by applicable law.

Transfer Agent and Registrar

        The transfer agent, registrar, dividend paying agent and depositary, if any, for any preferred stock offering will be stated in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

        The following briefly summarizes the general provisions of the depositary shares representing a fraction of a share of preferred stock of a specific series, or "depositary shares," and depositary receipts (as defined below) that we may issue from time to time and which would be important to holders of depositary receipts. The specific terms of any depositary shares or depositary receipts, including pricing and related terms, will be disclosed in the applicable prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below apply or not to the depositary shares or depositary receipts being offered. The following description and any description in a prospectus supplement is a summary only and is subject to, and qualified in its entirety by reference to the terms and provisions of the deposit agreement(s), which we will file with the SEC in connection with an issuance of depositary shares.

Description of Depositary Shares

        We may offer depositary shares evidenced by receipts for such depositary shares, which we sometimes refer to as "depositary receipts." Each depositary receipt represents a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the applicable prospectus supplement.

        We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement to be entered into between us and a bank or trust company, which we will select as our preferred stock depositary, and which may be the same institution that serves as an indenture trustee. The depositary must have its principal office in the United States and have combined capital and surplus of at least $50,000,000. We will name the depositary in the applicable prospectus supplement. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction of a share of preferred stock represented by the depositary share. These rights include dividend, voting, redemption, conversion and liquidation rights. The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and which we are required to furnish to the holders of depositary shares. We may issue depositary receipts in temporary, definitive or book-entry form.

Withdrawal of Preferred Stock

        A holder of depositary shares may receive the number of whole shares of the series of preferred stock and any money or other property represented by the holder's depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred stock, the holder will not be entitled to re-deposit such preferred stock under the deposit agreement or to receive depositary shares in exchange for such preferred stock.

Dividends and Other Distributions

        Holders of depositary shares of any series will receive their pro rata share of cash dividends or other cash distributions received by the depositary on the preferred stock of that series held by it. Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder. The depositary will distribute only whole United States dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares. In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution. If this occurs, the depositary, with our approval, may sell the property and distribute the net proceeds from the sale to the holders.

Redemption of Depositary Shares

        If a series of preferred stock represented by depositary shares is subject to redemption, then we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds they received from us for the preferred stock. The depositary will notify the record holders of the depositary shares to be redeemed not less than 30 days nor more than 60 days before the date fixed for redemption at the holders' addresses appearing in the depositary's books. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred stock and any other amounts per share payable with respect to that series of preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. Whenever we redeem shares of a series of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot, ratably or by such other equitable method as we and the depositary may determine.

        Upon and after the redemption of shares of the underlying series of preferred stock, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will then cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption.

Voting Rights

        Upon receipt of notice of any meeting at which the holders of preferred stock of the related series are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the related series of preferred stock. The materials the holders will receive will (1) describe the matters to be voted on and (2) explain how the holders, on a certain date, may instruct the depositary to vote the shares of preferred stock underlying the depositary shares. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will attempt, as far as practical, to vote the shares as instructed by the holder. We will cooperate with the depositary to enable it to vote as instructed by holders of depositary shares. If any holder does not instruct the depositary how to vote the holder's shares, the depositary will abstain from voting those shares.

Conversion or Exchange

        The depositary will convert or exchange all depositary shares on the same day that the preferred stock underlying the depositary shares is converted or exchanged. In order for the depositary to do so, we will deposit with the depositary any other preferred stock, common stock or other securities into which the preferred stock is to be converted or for which it will be exchanged.

        The exchange or conversion rate per depositary share will be equal to the exchange or conversion rate per share of preferred stock, multiplied by the fraction of a share of preferred stock represented by one depositary share. All amounts per depositary share payable by us for dividends that have accrued on the preferred stock to the exchange or conversion date that have not yet been paid shall be paid in appropriate amounts on the depositary shares.

        The depositary shares, as such, cannot be converted or exchanged into other preferred stock, common stock, securities of another issuer or any other of our securities or property. Nevertheless, if so specified in the applicable prospectus supplement, a holder of depositary shares may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert or exchange the preferred stock represented by the depositary shares into other shares of preferred stock or common stock or to exchange the preferred stock for securities of another issuer. If the depositary shares carry this right, we would agree that, upon the payment of applicable fees and taxes, if any, we will cause the conversion or exchange of the preferred stock using the same procedures as we use for the delivery of preferred stock. If a holder is only converting part of the depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that are not converted or exchanged.

Amendment and Termination of the Deposit Agreement

        We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without consent of the holder at any time. However, if the amendment adds or increases fees or charges payable by holders of the depositary shares or prejudices an important right of holders, it will only become effective with the approval of holders of at least a majority of the affected depositary shares then outstanding. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.

        The deposit agreement will automatically terminate if:

  •
  all outstanding depositary shares have been redeemed and all amounts payable upon redemption have been paid;

  •
  each share of preferred stock held by the depositary has been converted into or exchanged for common stock, other preferred stock or other securities; or

  •
  a final distribution in respect of the preferred stock held by the depositary has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up.

        We may also terminate the deposit agreement at any time. Upon such event, the depositary will give notice of termination to the holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole and fractional shares of the series of preferred stock underlying that holder's depositary receipts, provided that, at our election we may pay cash in lieu of fractional shares of preferred stock that may be issuable.

Charges of Depositary and Expenses

        We will pay all transfer and other taxes and governmental charges in connection with the establishment of the depositary arrangements. We will pay all charges and fees of the depositary for the initial deposit of the preferred stock, the depositary's services and redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and the charges that are provided in the deposit agreement to be for the holder's account.

Limitations on Our Obligations and Liability to Holders of Depositary Receipts

        The deposit agreement will limit our obligations and the obligations of the depositary. It will also limit our liability and the liability of the depositary as follows:

  •
  We and the depositary will only be obligated to take the actions specifically set forth in the deposit agreement in good faith;

  •
  We and the depositary will not be liable if either is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

  •
  We and the depositary will not be liable if either exercises discretion permitted under the deposit agreement;

  •
  We and the depositary will have no obligation to become involved in any legal or other proceeding related to the depositary receipts or the deposit agreement on behalf of the holders of depositary receipts or any other party, unless we and the depositary are provided with satisfactory indemnity; and

  •
  We and the depositary will be permitted to rely upon any written advice of counsel or accountants and on any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

        In the deposit agreement, we will agree to indemnify the depositary under certain circumstances.

Resignation and Removal of Depositary

        The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. Such resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal and the new depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF COMMON STOCK

        For purposes of this section, the terms "we," "our" and "us" refer only to SCBT Financial Corporation and not its subsidiaries.

        The following description of shares of our common stock, par value $2.50 per share, or "common stock," is a summary only and is subject to, and is qualified by reference to, applicable provisions of the South Carolina Business Corporation Act, as amended (the "Business Corporation Act"), our amended and restated articles of incorporation, our articles of amendment to our articles of incorporation establishing the terms of our Series T Preferred Stock, our amended and restated bylaws, and the description of our capital stock contained in the Registration Statement on Form 8-A filed on March 8, 2004, as amended by Current Reports on Form 8-K filed on December 23, 2008, December 31, 2008 and January 16, 2009, which are incorporated by reference into this prospectus. You should refer to, and read this summary together with, our amended and restated articles of incorporation and amended and restated bylaws to review all of the terms of our common stock.

General

        Our amended and restated articles of incorporation provide that we may issue up to 40 million shares of common stock, par value of $2.50 per share. As of January 31, 2009, 11,322,178 shares of our common stock were issued and outstanding. All outstanding shares of our common stock are fully paid and nonassessable. Our common stock is listed on the NASDAQ Global Select Market™ under the symbol "SCBT".

Voting Rights

        Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of common shareholders, including the election of directors. The holders of our common stock possess exclusive voting power, except as otherwise provided by law or by articles of amendment establishing any series of our preferred stock, including our Series T Preferred stock.

        There is no cumulative voting in the election of directors. The holders of a majority of our outstanding common stock can elect all of the directors then standing for election by the common shareholders. Under certain circumstances described below in the section entitled "Anti-Takeover Effects of Certain Articles of Incorporation Provisions," our holders of Series T Preferred Stock shall also be entitled to vote on the election of particular directors. When a quorum is present at any meeting, questions brought before the meeting will be decided by a majority of the votes cast, whether in person or by proxy, except when the meeting concerns matters requiring the vote of a greater number of affirmative votes, or a class vote, under applicable South Carolina law or our articles of incorporation or bylaws. Our amended and restated articles of incorporation provide certain anti-takeover provisions that may limit shareholders' rights to effect a change in control as described under the section below entitled "Anti-Takeover Effects of Certain Articles of Incorporation Provisions."

Dividends, Liquidation and Other Rights

        Holders of shares of common stock are entitled to receive dividends only when, as and if approved by our board of directors from funds legally available for the payment of dividends. As long as shares of our Series T Preferred Stock are outstanding, no dividends may be paid on our common stock unless all dividends on the Series T Preferred Stock have been paid in full. In addition, prior to January 16, 2012, so long as the U.S. Treasury owns shares of the Series T Preferred Stock, we are not permitted to increase cash dividends on our common stock without the U.S. Treasury's consent. Our shareholders are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any other series of our preferred stock that may then be outstanding.

        Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Our board of directors may issue additional shares of our common stock or rights to purchase shares of our common stock without the approval of our shareholders.

Transfer Agent and Registrar

        Subject to compliance with applicable federal and state securities laws, our common stock may be transferred without any restrictions or limitations. The transfer agent and registrar for shares of our common stock is Computershare, Inc.

DESCRIPTION OF PURCHASE CONTRACTS

        We also may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a fixed or varying number of shares of common stock, preferred stock, depositary shares or debt securities at a future date or dates. The consideration per share of common stock, preferred stock, depositary shares or debt securities may be fixed at the time that the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. Any purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such purchase contract upon the occurrence of certain events.

        The purchase contracts may be issued separately or as a part of units consisting of a purchase contract, debt securities and preferred securities. These contracts, and the holders' obligations to purchase shares of our common stock, preferred stock, depositary shares or debt securities under the purchase contracts may be secured by cash, certificates of deposit, U.S. government securities that will mature prior to or simultaneously with, the maturity of the purchase contract, standby letters of credit from an affiliated U.S. bank that is FDIC-insured or other collateral satisfactory to the Federal Reserve. The purchase contracts may require us to make periodic payments to holders of the purchase units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis.

        Any one or more of the above securities, common stock or the purchase contracts or other collateral may be pledged as security for the holders' obligations to purchase or sell, as the case may be, the common stock or preferred stock under the purchase contracts.

DESCRIPTION OF UNITS

        We also may offer two or more of the securities described in this prospectus in the form of a "unit", including pursuant to a unit agreement. The unit may be transferable only as a whole, or the securities comprising a unit may, as described in the prospectus supplement, be separated and transferred by the holder separately. There may or may not be an active market for units or the underlying securities, and not all the securities comprising a unit may be listed or traded on a securities exchange or market.

DESCRIPTION OF WARRANTS

        For purposes of this section, the terms "we," "our" and "us" refer only to SCBT Financial Corporation and not to its subsidiaries.

General

        We may issue warrants in one or more series to purchase senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock or any combination of these securities. Warrants may be issued independently or together with any underlying securities and may be attached to or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or on behalf of holders or beneficial owners of warrants. The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement are not complete and are subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, which we will file with the SEC in connection with an issuance of any warrants.

        The applicable prospectus supplement will describe the terms of any warrants, including the following, as may be applicable:

  •
  the title of the warrants;

  •
  the total number of warrants to be issued;

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  the consideration for which we will issue the warrants, including the applicable currency or currencies;

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  anti-dilution provisions to adjust the number of shares of our common stock or other securities to be delivered upon exercise of the warrants;

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  the designation and terms of the underlying securities purchasable upon exercise of the warrants;

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  the price at which and the currency or currencies in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

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  the dates on which the right to exercise the warrants will commence and expire;

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  the procedures and conditions relating to the exercise of the warrants;

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  whether the warrants will be in registered or bearer form;

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  information with respect to book-entry registration and transfer procedures, if any;

  •
  the minimum or maximum amount of warrants which may be exercised at any one time;

  •
  the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

  •
  the date on and after which the warrants and securities issued with the warrants will be separately transferable;

  •
  a discussion of material United States federal income tax considerations;

  •
  the identity of the warrant agent; and

  •
  any other terms of the warrants, including terms, procedures and limitations relating to the exchange, transfer and exercise of the warrants.

        Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent's corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of common stock, preferred stock or depositary shares will not have any rights of holders of the common stock, preferred stock or depositary shares purchasable upon such exercise, including any rights to vote such shares or to receive any distributions or dividends thereon.

Exercise of Warrants

        A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time prior to the close of business on the expiration date and in accordance with the procedures set forth in the applicable prospectus supplement. Upon and after the close of business on the expiration date, unexercised warrants will be void and have no further force, effect or value.

Enforceability of Rights

        The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants.

DESCRIPTION OF RIGHTS

        For purpose of this section, the terms "we", "our", "our" and "us" refer only to SCBT Financial Corporation and not to its subsidiaries.

        The following briefly summarizes the general provisions of rights that we may offer to purchase additional shares of our common stock or any series of preferred stock, which we may issue. The following description and any description in a prospectus supplement is a summary only and is subject to, and qualified in its entirety by reference to the terms and provisions of the rights, which we will file with the SEC in connection with an issuance of rights to holders of our common stock or any series of our preferred stock. The specific terms of any rights, including the period during which the rights may be exercised, the manner of exercising such rights, and the transferability of rights, will be disclosed in the applicable prospectus supplement. Although we may issue rights, in our sole discretion, we have no obligation to do so.

General

        We may distribute rights, which may or may not be transferable, to the holders of our common stock or any series of our preferred stock as of a record date set by our board of directors, at no cost to such holders. Each holder will be given the right to purchase a specified number of whole shares of our common stock or preferred stock for every share of our common stock or a series of preferred stock that the holder thereof owned on such record date, as set forth in the applicable prospectus supplement. Unless otherwise provided in an applicable prospectus supplement, no fractional rights or rights to purchase fractional shares will be distributed in any rights offering. The rights will be evidenced by rights certificates, which may be in definitive or book-entry form. Each right will entitle the holder to purchase shares of our common stock or a series of preferred stock at a rate and price per share to be established by our board of directors, as set forth in the applicable prospectus supplement. If holders of rights wish to exercise their rights, they must do so before the expiration date of the rights offering, as set forth in the applicable prospectus supplement. Upon the expiration date, the rights will expire and will no longer be exercisable, unless, in our sole discretion prior to the expiration date, we extend the rights offering.

Exercise Price

        Our board of directors will determine the exercise price or prices for the rights based upon a number of factors, including, without limitation, our business prospects; our capital requirements; the price or prices at which an underwriter or standby purchasers may be willing to purchase shares that remain unsold in the rights offering; and general conditions in the securities markets, especially for securities of financial institutions. The subscription price may or may not reflect the actual or long-term fair value of the common stock or preferred stock offered in the rights offering. We provide no assurances as to the market values or liquidity of any rights issued, or as to whether or not the market prices of the common stock or preferred stock subject to the rights will be more or less than the rights' exercise price during the term of the rights or after the rights expire.

Exercising Rights; Fees and Expenses

        The manner of exercising rights will be set forth in the applicable prospectus supplement. Any subscription agent or escrow agent will be set forth in the applicable prospectus supplement. We will pay all fees charged by any subscription agent and escrow agent in connection with the distribution and exercise of rights. Rights holders will be responsible for paying all other commissions, fees, taxes or other expenses incurred in connection with their transfer of rights that are transferable. Neither we nor the subscription agent will pay such expenses.

Expiration of Rights

        The applicable prospectus supplement will set forth the expiration date and time ("Expiration Date") for exercising rights. If holders of rights do not exercise their rights prior to such time, their rights will expire and will no longer be exercisable and will have no value.

        We will extend the Expiration Date as required by applicable law and may, in our sole discretion, extend the Expiration Date. If we elect to extend the Expiration Date, we will issue a press release announcing such extension prior to the scheduled Expiration Date.

Withdrawal and Termination

        We may withdraw the rights offering at any time prior to the Expiration Date for any reason. We may terminate the rights offering, in whole or in part, at any time before completion of the rights offering if there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected rights will expire without value, and all subscription payments received by the subscription agent will be returned promptly without interest.

Rights of Subscribers

        Holders of rights will have no rights as shareholders with respect to the shares of common stock or preferred stock for which the rights may be exercised until they have exercised their rights by payment in full of the exercise price and in the manner provided in the prospectus supplement, and such shares of common stock or preferred stock, as applicable, have been issued to such persons. Holders of rights will have no right to revoke their subscriptions or receive their monies back after they have completed and delivered the materials required to exercise their rights and have paid the exercise price to the subscription agent. All exercises of rights are final and cannot be revoked by the holder of rights.

Regulatory Limitations

        We will not be required to issue any person or group of persons shares of our common stock or preferred stock pursuant to the rights offering if, in our sole opinion, such person would be required to give prior notice to or obtain prior approval from, any state or federal governmental authority to own or control such shares if, at the time the rights offering is scheduled to expire, such person has not obtained such clearance or approval in form and substance reasonably satisfactory to us.

Standby Agreements

        We may enter into one or more separate agreements with one or more standby underwriters or other persons to purchase, for their own account or on our behalf, any shares of our common stock or preferred stock not subscribed for in the rights offering. The terms of any such agreements will be described in the applicable prospectus supplement.

DESCRIPTION OF TRUST CAPITAL SECURITIES

General

        The Trust will issue trust capital securities under an amended trust agreement, which we will enter into with the trustees. The amended trust agreement for the Trust will be subject to and governed by the Trust Indenture Act, and Wilmington Trust Company, or such other bank or trust company that we select to act as trustee, or a successor trustee, will act as indenture, property and guarantee trustee under the amended trust agreement for the purposes of compliance with the provisions of the Trust Indenture Act. The terms of the trust capital securities will be those contained in the amended trust agreement and those made part of the amended trust agreement by the Trust Indenture Act.

        The following summary outlines the material terms and provisions of the trust capital securities that the Trust may offer. The particular terms of any trust capital securities the Trust offers and the extent, if any, to which these general terms and provisions may or may not apply to the trust capital securities will be described in the applicable prospectus supplement. The following is subject to and qualified in its entirety by reference to the form of amended trust agreement, the related junior subordinated indenture, as supplemented, the guarantee, and the Trust Indenture Act.

Terms

        The amended trust agreement will provide that the Trust may issue, from time to time, only one series of trust capital securities and one series of common securities. The trust capital securities will be offered to investors and the common securities will be held by us. The terms of the trust capital securities generally will reflect the terms of the junior subordinated debt securities we will issue to the Trust in consideration of the proceeds of the sales of the Trust's trust securities. If we fail to make a payment on our junior subordinated debt securities, the Trust will not have sufficient funds to make related payments, including the payment of periodic cash distributions, or "distributions," on its trust capital securities.

        You should refer to the applicable prospectus supplement relating to the trust capital securities for the specific terms of the trust capital securities offered, including, but not limited to:

  •
  the distinctive designation of the trust capital securities;

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  the total and per-security liquidation amount of the trust capital securities;

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  the annual distribution and periodic rates, or the method of determining the rates at which the Trust will pay distributions on the trust capital securities and the date or dates from which distributions will accrue;

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  whether distributions are at a fixed rate or a floating rate, and if floating, any applicable index upon which the distributions are based;

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  any provisions for changing the rate payable from fixed to floating or vice versa;

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  the date or dates on which the distributions will be payable and any corresponding record dates;

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  the right to defer distributions on the trust capital securities upon deferral of the interest payment period of the related junior subordinated debt securities, and any additional amounts, if any, that will be paid upon the deferred distributions;

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  whether the trust capital securities are to be issued in book-entry form and represented by one or more global certificates and, if so, the depositary for the global certificates;

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  the amount or amounts which will be paid out of the assets of the Trust to the holders of trust capital securities upon voluntary or involuntary dissolution, winding-up or termination of the Trust, and whether such amounts are payable in cash or the junior subordinated debt securities issued by us to the Trust;

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  any rights or obligation of us to purchase or redeem the junior subordinated debt securities;

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  any rights or obligation of the Trust to purchase or redeem trust capital securities and the terms and conditions relating to any redemption obligation;

  •
  any voting rights of the trust capital securities;

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  any terms and conditions upon which the junior subordinated debt securities held by the Trust may be distributed to holders of trust capital securities in exchange for the trust capital securities;

  •
  any securities exchange or market on which the trust capital securities will be listed; and

  •
  any other relevant rights, preferences, privileges, limitations or restrictions of the trust capital securities.

        We will guarantee payment of distributions on the trust capital securities to the extent described below under "Description of the Guarantee."

        Generally, any redemption of trust securities prior to maturity will be subject to prior Federal Reserve approval.

        Certain United States federal income tax considerations applicable to any offering of trust capital securities will be described in the applicable prospectus supplement.

Distributions Upon Dissolution of the Trust

        Unless otherwise specified in an applicable prospectus supplement, the amended trust agreement will state that the Trust will be dissolved:

  •
  on the expiration of the term of the Trust;

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  upon our bankruptcy, dissolution or liquidation;

  •
  upon our written direction to the property trustee to dissolve the Trust and distribute the related junior subordinated debt securities directly to the holders of the trust securities;

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  upon the redemption of all of the trust capital securities in connection with the redemption of all of the related junior subordinated debt securities; or

  •
  upon entry of a court order for the dissolution of the Trust.

Unless otherwise specified in an applicable prospectus supplement, in the event of a dissolution as described above other than in connection with redemption, after the Trust satisfies all liabilities to its creditors as provided by applicable law, each holder of the trust securities issued by the Trust will be entitled to receive:

  •
  the related junior subordinated debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the trust securities held by the holder; or

  •
  if any distribution of the related junior subordinated debt securities is determined by the property trustee not to be practical, cash equal to the aggregate liquidation amount of the trust securities held by the holder, plus accumulated and unpaid distributions to the date of payment.

        If the Trust cannot pay the full amount due on its trust securities because it has insufficient assets available for payment, then the amounts payable by the Trust on its trust securities will be paid on a pro rata basis. However, if certain events of default under the junior subordinated indenture have occurred and are continuing with respect to any series of related junior subordinated debt securities, the total amounts due on the trust capital securities will be paid before any distribution on the common securities.

Events of Default

        The following will be events of default under the amended trust agreement:

  •
  an event of default under the junior subordinated indenture occurs with respect to any related series of junior subordinated debt securities;

  •
  default by the Trust in the payment of any distribution when it becomes due and payable, and continuation of such default for a period of 30 days;

  •
  default by the Trust in the payment of any redemption price of any junior subordinated debt security when it becomes due and payable; or

  •
  any other event of default specified in the applicable prospectus supplement occurs.

        Except as to certain events of bankruptcy, insolvency or similar proceedings affecting us and except as provided in the applicable prospectus supplement, if an event of default with respect to a related series of junior subordinated debt securities occurs and is continuing under the junior subordinated indenture, and the junior subordinated indenture trustee or the holders of not less than 25% in principal amount of the related junior subordinated debt securities outstanding fail to declare the principal amount of all of such junior subordinated debt securities to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the outstanding trust capital securities of the Trust will have the right to declare such principal amount immediately due and payable by providing written notice to us, the applicable property trustee and the junior subordinated indenture trustee.

        At any time after a declaration of acceleration has been made with respect to a related series of junior subordinated debt securities and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in liquidation amount of the affected trust capital securities may rescind any declaration of acceleration with respect to the related junior subordinated debt securities and its consequences:

  •
  if we deposit with the junior subordinated indenture trustee funds sufficient to pay all overdue interest on the related junior subordinated debt securities and other amounts due to the junior subordinated indenture trustee and the property trustee; and

  •
  if all existing events of default with respect to the related junior subordinated debt securities have been cured or waived, except non-payment of principal on the related junior subordinated debt securities that has become due solely because of the acceleration.

        The holders of a majority in liquidation amount of the affected trust capital securities may waive any past default under the junior subordinated indenture with respect to related junior subordinated debt securities, other than a default in the payment of principal of, premium, if any, or interest on, any related junior subordinated debt securities or a default with respect to a covenant or provision that cannot be amended or modified without the consent of the holder of each affected outstanding related junior subordinated debt security. In addition, the holders of at least a majority in liquidation amount of the affected trust capital securities may waive any past default under the amended trust agreement.

        The property trustee shall not have the right to direct the time, method and place of conducting any proceedings for any remedy available to the property trustee or to direct the exercise of the Trust or power conferred on the property trustee under the amended trust agreement without the consent of the holders of a majority in liquidation amount.

        A holder of trust capital securities may institute a legal proceeding directly against us without first instituting a legal proceeding against the property trustee or anyone else, for enforcement of payment to the holder of principal and any premium or interest on the related series of junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the trust capital securities of the holder, if we fail to pay principal and any premium or interest on the related series of junior subordinated debt securities when payable.

        We are required to furnish annually to the property trustee for the Trust, officers' certificates to the effect that, to the best knowledge of the individuals providing the certificates, we and the Trust are not in default under the amended trust agreement or, if there has been a default, specifying the default and its status.

Consolidation, Merger or Amalgamation of the Trust

        The Trust may not merge with or into, amalgamate, consolidate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any entity, except as described below or as described in "—Distributions Upon Dissolution of the Trust." The Trust may, with the consent of the holders of the outstanding trust capital securities (but without the consent of the other trustees of the Trust), merge with or into, amalgamate, consolidate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, trusts organized under the laws of any state if:

  •
  the successor entity either:

  •
  expressly assumes all of the obligations of the Trust relating to its trust capital securities; or

    •
    substitutes for the Trust's trust capital securities other securities having substantially the same terms as the trust capital securities, so long as the successor entity's substituted securities have the same priority as the trust capital securities with respect to distributions, generally, including payments upon liquidation, redemption and otherwise;

  •
  we appoint a trustee of the successor entity who has substantially the same powers and duties as the property trustee of the Trust;

  •
  if the trust capital securities are rated by a nationally recognized statistical ratings agency, or "ratings agency," the merger event does not cause the trust capital securities or any substituted successor securities to be downgraded by any such rating agency;

  •
  the merger event does not adversely affect the rights, preferences and privileges of the holders of the trust capital securities or any successor entity's substituted securities in any material respect;

  •
  the successor entity has a purpose substantially identical to that of the Trust;

  •
  prior to the merger becoming effective, we shall have provided to the property trustee an opinion of counsel from a nationally recognized law firm stating that:

  •
  the merger event does not adversely affect the rights, preferences and privileges of the holders of the Trust's trust capital securities in any material respect; and

  •
  following the merger, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940 (the "Investment Company Act"); and

  •
  we own or our permitted transferee owns, all of the common securities of the successor entity and we guarantee or our permitted transferee guarantees the obligations of the successor entity under the successor entity's substituted securities at least to the extent provided under the trust capital securities guarantee.

        In addition, unless all of the holders of the trust capital securities approve otherwise, the Trust may not consolidate, amalgamate or merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity, or permit any other entity to consolidate, amalgamate, merge with or into or replace it if the transaction would cause the Trust or the successor entity to be taxable as other than as a grantor trust for United States federal income tax purposes.

Voting Rights

        Unless otherwise specified in the applicable prospectus supplement, the holders of the trust capital securities will have no voting rights except as discussed below and under "—Amendment to the Amended Trust Agreement" and "Description of the Guarantee—Modification of the Guarantee; Assignment" and as otherwise required by law.

        If any proposed amendment to the amended trust agreement provides for, or the trustees of the Trust otherwise propose to effect:

  •
  any action that would adversely affect the powers, preferences or rights of the trust capital securities in any material respect, whether by way of amendment to the amended trust agreement or otherwise; or

  •
  the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the amended trust agreement;

then the holders of the affected trust capital securities as a class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by the holders of at least a majority in aggregate liquidation amount of the trust capital securities.

        Without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of the trust capital securities issued by the Trust, the trustees of the Trust may not:

  •
  direct the time, method and place of conducting any proceeding for any remedy available to the junior subordinated indenture trustee for any related junior subordinated debt securities or direct the exercise of the Trust or power conferred on the property trustee with respect to the related junior subordinated debt securities;

  •
  waive any default that is waivable under the junior subordinated indenture with respect to any related junior subordinated debt securities;

  •
  cancel an acceleration of the maturity of the principal of the related junior subordinated debt securities; or

  •
  consent to any amendment, modification or termination of the junior subordinated indenture or any related junior subordinated debt securities where consent is required.

        However, if a consent under the junior subordinated indenture requires the consent of each affected holder of the related junior subordinated debt securities, then the property trustee must obtain the prior consent of each holder of the trust capital securities of the Trust. In addition, before taking any of the foregoing actions, we will provide to the property trustee an opinion of counsel experienced in such matters to the effect that, as a result of such actions, the Trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes.

        The property trustee will notify all trust capital securities holders of the Trust of any notice of default received from the junior subordinated indenture trustee with respect to the junior subordinated debt securities held by the Trust.

        Any required approval of the holders of trust capital securities may be given at a meeting of the holders of the trust capital securities convened for the purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of securities are entitled to vote to be given to each holder of record of the trust capital securities at the holder's registered address at least 15 days and not more than 90 days before the meeting.

        No vote or consent of the holders of the trust securities will be required for the Trust to redeem and cancel its trust securities in accordance with the amended trust agreement.

        Notwithstanding that holders of the trust capital securities are entitled to vote or consent under any of the circumstances described above, any of the trust capital securities that are owned us, any trustee or any affiliate of a trustee or us, will, for purposes of any vote or consent, be treated as if they were not outstanding. Trust capital securities held by us or any of our affiliates may be exchanged for related junior subordinated debt securities at the election of the holder.

Amendment to the Amended Trust Agreement

        The amended trust agreement may be further amended from time to time by us and the property trustee and the administrators of the Trust without the consent of the holders of the trust capital securities of the Trust to:

  •
  cure any ambiguity or correct or supplement any provision which may be inconsistent with any other provisions with respect to matters or questions arising under the amended trust agreement, in each case to the extent that the amendment does not adversely affect the interests of any holder of the trust capital securities in any material respect; or

  •
  modify, eliminate or add to any provisions to the extent necessary to ensure that the Trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes, to ensure that the junior subordinated debt securities held by the Trust are treated as indebtedness for United States federal income tax purposes or to ensure that the Trust will not be required to register as an investment company under the Investment Company Act.

Other amendments to the amended trust agreement may be made by us and the trustees of the Trust upon approval of the holders of a majority in aggregate liquidation amount of the outstanding trust capital securities of the Trust and receipt by the trustees of an opinion of counsel to the effect that the amendment will not cause the Trust to be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes, affect the treatment of the junior subordinated debt securities held by the Trust as indebtedness for United States federal income tax purposes or affect the Trust's exemption from registration as an investment company under the Investment Company Act.

        Notwithstanding the foregoing, without the consent of each affected holder of trust securities of the Trust, the amended trust agreement may not be amended to:

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  change the amount or timing of any distribution on the trust securities of the Trust or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date; or

  •
  restrict the right of a holder of any trust securities to institute suit for the enforcement of any payment on or after the distribution date.

In addition, no amendment may be made to the amended trust agreement if the amendment would:

  •
  cause the Trust to be taxable as a corporation or characterized as other than a grantor trust for United States federal income tax purposes;

  •
  cause the junior subordinated debt securities held by the Trust to not be treated as indebtedness for United States federal income tax purposes;

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  cause the Trust to be deemed to be an investment company required to be registered under the Investment Company Act; or

  •
  impose any additional obligation on us without our consent.

Removal and Replacement of Trustees

        The holder of the Trust's common securities may, upon prior written notice, remove or replace any of the administrators and, unless an event of default has occurred and is continuing under the junior subordinated indenture, the property trustee and the Delaware trustee of the Trust. If an event of default has occurred and is continuing under the junior subordinated indenture, only the holders of a majority in liquidation amount of the Trust's trust capital securities may remove or replace the property trustee or the Delaware trustee. The resignation or removal of any trustee will be effective only upon the acceptance of appointment by the successor trustee in accordance with the provisions of the amended trust agreement. We may replace any administrative trustee at any time.

Merger or Consolidation of Trustees

        Any entity into which the property trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the trustee, shall be the successor of the trustee under the applicable amended trust agreement; provided that the resulting entity shall be otherwise qualified and eligible under the amended trust agreement.

Information Concerning the Property and Guarantee Trustee

        For matters relating to compliance with the Trust Indenture Act, the property trustee for the Trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. The property trustee, other than during the occurrence and continuance of a default under the amended trust agreement, undertakes to perform only the duties as are specifically set forth in the amended trust agreement and, after a default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. The property trustee is under no obligation to exercise any of the powers given it by the amended trust agreement at the request of any holder of the trust capital securities unless it is offered security or indemnity satisfactory to it against the costs, expenses and liabilities that it might incur. If the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in an amended trust agreement or is unsure of the application of any provision of the amended trust agreement, and the matter is not one on which the holders of the trust capital securities are entitled to vote, then the property trustee will deliver a notice to us requesting written instructions as to the course of action to be taken and the property trustee will take or refrain from taking that action as instructed. If we do not provide these instructions within 10 business days, then the property trustee will take such action as it deems advisable and in the best interests of the holders of the trust securities. In this event, the property trustee will have no liability except for its own bad faith, negligence or willful misconduct.

        Wilmington Trust Company, which is anticipated to be the property trustee for the Trust, also is anticipated to serve as the guarantee trustee under the guarantee, as described below. Wilmington Trust Company's principal office is located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890. We and certain affiliates may maintain banking, trust and other relationships with Wilmington Trust Company, and Wilmington Trust Company serves as the property trustee, guarantee trustee and Delaware trustee under other Delaware statutory trusts that have issued trust capital securities for our benefit.

Miscellaneous

        The administrators of the Trust are authorized and directed to conduct the affairs of and to operate the Trust in such a way so that:

  •
  the Trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes;

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  the junior subordinated debt securities held by the Trust will be treated as indebtedness of ours for United States federal income tax purposes; and

  •
  the Trust will not be deemed to be an investment company required to be registered under the Investment Company Act.

        We and the trustees of the Trust are authorized to take any action, so long as it is consistent with applicable law, the certificate of trust or amended trust agreement, that we and the trustees determine to be necessary or desirable for the above purposes.

        Registered holders of the trust capital securities have no preemptive or similar rights. The Trust may not incur indebtedness or place a lien on any of its assets. We have agreed to pay the fees and charges of the property trustee, the guarantee trustee and the Delaware trustee.

Governing Law

        The amended trust agreement and the trust capital securities will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

DESCRIPTION OF GUARANTEE

        For purpose of this section, the terms "we", "our", "our" and "us" refer only to SCBT Financial Corporation and not to its subsidiaries.

        The following describes certain general terms and provisions of the guarantee which we will execute and deliver for the benefit of the holders from time to time of trust capital securities. The guarantee will be qualified as an indenture under the Trust Indenture Act, and Wilmington Trust Company is anticipated to act as indenture trustee under the guarantee for the purposes of compliance with the provisions of the Trust Indenture Act. However, we may select a different bank or trust company to act as the indenture trustee under the guarantee for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the guarantee will be those contained in the guarantee and those made part of the guarantee by the Trust Indenture Act. The following summary may not be complete and is subject to and qualified in its entirety by reference to the form of guarantee, which is an exhibit to the registration statement which contains this prospectus, and the Trust Indenture Act. The guarantee will be held by the guarantee trustee of the Trust for the benefit of the holders of the trust capital securities.

General

        We will irrevocably and unconditionally agree to pay the following payments or distributions with respect to trust capital securities, in full, to the holders of the trust capital securities, as and when they become due regardless of any defense, right of set-off or counterclaim that the Trust may have except for the defense of payment:

  •
  any accrued and unpaid distributions which are required to be paid on the trust capital securities, to the extent the Trust does not make such payments or distributions, but has sufficient funds available to do so;

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  the redemption price and all accrued and unpaid distributions to the date of redemption with respect to any trust capital securities called for redemption, to the extent the Trust does not make such payments or distributions, but has sufficient funds available to do so; and

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  upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of junior subordinated debt securities to the holders of trust capital securities or the redemption of all of the trust capital securities), the lesser of:

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  the total liquidation amount and all accrued and unpaid distributions on the trust capital securities to the date of payment, to the extent the Trust does not make such payments or distributions, but has sufficient funds available to do so; and

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  the amount of assets of the Trust has remaining and available for distribution to holders of such trust capital securities in liquidation of the Trust.

        Our obligations to make a payment under the guarantee may be satisfied by our direct payment of the required amounts to the holders of trust capital securities to which the guarantee relates or by causing the Trust to pay the amounts to the holders of the trust capital securities.

Modification of the Guarantee; Assignment

        Except with respect to any changes which do not adversely affect the rights of holders of trust capital securities in any material respect (in which case no vote will be required), the guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust capital securities to which the guarantee relates. The manner of obtaining the approval of holders of the trust capital securities will be described in an accompanying prospectus supplement. All guarantees and agreements contained in the guarantee will bind our successors, assigns, receivers, trustees and representatives and will be for the benefit of the holders of the outstanding trust capital securities to which the guarantee relates.

Termination

        The guarantee will terminate when any of the following has occurred:

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  all trust capital securities to which the guarantee relates have been paid in full or redeemed in full by us, the Trust or both;

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  the junior subordinated debt securities held by the Trust have been distributed to the holders of the trust capital securities; or

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  the amounts payable in accordance with the amended trust agreement upon liquidation of the Trust have been paid in full.

        The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust capital securities to which the guarantee relates must restore payment of any amounts paid on the trust capital securities or under the guarantee.

Events of Default

        An event of default under the guarantee will occur if we fail to perform any of our payment obligations under the guarantee or we fail to perform any other obligation under the guarantee and the failure to perform such other obligation continues for 60 days.

        The guarantee will constitute a guarantee of payment and not of collection. The holders of a majority in liquidation amount of the trust capital securities to which the guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. If the guarantee trustee fails to enforce the guarantee, any holder of trust capital securities to which the guarantee relates may institute a legal proceeding directly against us to enforce the holder's rights under the guarantee, without first instituting a legal proceeding against the Trust, the guarantee trustee or any one else. If we do not make a guarantee payment, a holder of trust capital securities may directly institute a proceeding against us for enforcement of the guarantee for such payment.

Status of the Guarantee

        The guarantee will be our general unsecured obligation and will rank subordinate and junior in right of payment, and will be subject to its prior payment in full of our senior debt and subordinated debt as described under "Description of Debt Securities—Subordination".

        The terms of the trust capital securities provide that each holder of trust capital securities by acceptance of the trust capital securities agrees to the subordination provisions and other terms of the guarantee relating to such subordination.

Information Concerning the Guarantee Trustee

        Wilmington Trust Company is anticipated to serve as the guarantee trustee under each guarantee. However, we may select a different bank or trust company to act as the guarantee trustee. Wilmington Trust Company's address is Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890. The guarantee trustee, prior to the occurrence of a default with respect to the guarantee, undertakes to perform only those duties as are specifically contained in the guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The guarantee trustee is under no obligation to exercise any of the powers vested in it by the applicable guarantee at the request of any holder of trust capital securities to which the guarantee relates, unless it is offered indemnity satisfactory to it against the costs, expenses and liabilities which it might incur by exercising these powers; however, the guarantee trustee will not be, upon the occurrence of an event of default under the applicable guarantee, relieved from exercising the rights and powers vested in it by such guarantee.

Governing Law

        The guarantee will be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions thereof.

EFFECT OF OBLIGATIONS UNDER THE JUNIOR SUBORDINATED DEBT SECURITIES
AND THE GUARANTEE

        As long as we can make payments of interest and any other payments in full when they are due on the junior subordinated debt securities held by the Trust, those payments will be sufficient to cover distributions and any other payments due on the trust securities issued by the Trust because:

  •
  the total principal amount of the junior subordinated debt securities held by the Trust will be equal to the total stated liquidation amount of all the trust securities issued by the Trust;

  •
  the interest rate and the interest payment dates and other payment dates on the junior subordinated debt securities held by the Trust will match the distribution rate and distribution payment dates and other payment dates for the trust securities issued by the Trust; and

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  we will pay, and the Trust will not be obligated to pay, directly or indirectly, all costs, expenses, debt and obligations of the Trust (other than obligations under the trust securities).

        We guarantee payments of distributions, to the extent the Trust has sufficient funds available to make the payments due on the trust capital securities, to the extent described under "Description of the Guarantee." If we do not make interest payments on the junior subordinated debt securities held by the Trust, the Trust will not have sufficient funds to pay distributions on the trust capital securities issued by the Trust.

        Each guarantee covers the payment of distributions and other payments on the trust capital securities issued by the Trust only if and to the extent that we have made a payment of interest or principal on the junior subordinated debt securities held by the Trust as its sole asset. However, we believe that the guarantee, when taken together with our obligations under the junior subordinated debt securities and the junior subordinated indenture and our obligations under the amended trust agreement, including our obligations to pay the costs, expenses, debts and liabilities of the Trust, provides a full and unconditional guarantee of payment on the trust capital securities issued by the Trust.

        A holder of trust capital securities may sue us to enforce its rights under the guarantee without first suing the guarantee trustee, the Trust or any other person or entity.

 ANTI-TAKEOVER EFFECTS OF CERTAIN ARTICLES OF INCORPORATION PROVISIONS

        Our amended and restated articles of incorporation contain certain provisions that make it more difficult to acquire control of us by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of us to negotiate with our directors. We believe that, as a general rule, the interests of our shareholders would be best served if any change in control results from negotiations with our directors.

        Our amended and restated articles of incorporation provide for a staggered board, to which approximately one-third of our board of directors is elected each year at our annual meeting of shareholders. Accordingly, our directors serve three-year terms rather than one-year terms. The provisions of our articles of incorporation regarding the staggered board of directors has the effect of making it more difficult for shareholders to change the composition of our board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Such a delay may help ensure that our directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of our shareholders.

        The provisions of our articles of incorporation regarding the staggered board of directors could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our shareholders. The staggered board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the staggered board of directors may discourage accumulations of large blocks of our stock by purchasers whose objective is to take control of us and remove a majority of our board of directors, the staggered board of directors could tend to reduce the likelihood of fluctuations in the market price of our common stock that might result from accumulations of large blocks of our common stock for such a purpose. Accordingly, our shareholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.

        The articles of amendment to our articles of incorporation establishing the terms of our Series T Preferred Stock provide that whenever, at any time or times, dividends payable on the shares of Series T Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether or not consecutive, the authorized number of our directors shall automatically be increased by two and the holders of the Series T Preferred Stock shall have the right to fill such newly created directorships at our next annual meeting of shareholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends for all past dividend periods on all outstanding shares of Series T Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Series T Preferred Stock. Upon any termination of the right of the holders of shares of Series T Preferred Stock to vote for directors as provided above, such directors shall cease to be qualified as directors, the term of office of all of such directors elected by the holders of Series T Preferred Stock then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of such directors elected pursuant hereto.

        Our articles of incorporation provide that a merger, exchange or consolidation of SCBT with, or the sale, exchange or lease of all or substantially all of our assets to, any person or entity (referred to herein as a "Fundamental Change"), must be approved by the holders of at least 80% of our outstanding voting stock if the board of directors does not recommend a vote in favor of the Fundamental Change. The articles of incorporation further provide that a Fundamental Change involving a shareholder that owns or controls 20% or more of our voting stock at the time of the proposed transaction (a "Controlling Party") must be approved by the holders of at least (i) 80% of our outstanding voting stock, and (ii) 67% of our outstanding voting stock held by shareholders other than the Controlling Party, unless (x) the transaction has been recommended to the shareholders by a majority of the entire board of directors or (y) the consideration per share to be received by our shareholders generally is not less than the highest price per share paid by the Controlling Party in the acquisition of its holdings of our common stock during the preceding three years. The approval by the holders of at least 80% of our outstanding voting stock is required to amend or repeal these provisions contained in our articles of incorporation. Finally, in the event that any such Fundamental Change is not recommended by the board of directors, the holders of at least 80% of our outstanding voting stock must attend a meeting called to address such transaction, in person or by proxy, in order for a quorum for the conduct of business to exist. If the 80% and 67% vote requirements described above do not apply because the board of directors recommends the transaction or the consideration is deemed fair, as applicable, then pursuant to the provisions of the Business Corporation Act, the Fundamental Change generally must be approved by two-thirds of the votes entitled to be cast with respect thereto.

        The articles of amendment to our articles of incorporation establishing the terms of our Series T Preferred stock provided that so long as any shares of the Series T Preferred stock are outstanding, in addition to any other vote or consent of stockholders required by South Carolina law or by our articles of incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of our Series T Preferred stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any consummation of a binding share exchange or reclassification involving the Series T Preferred stock, or of a merger or consolidation of SCBT with another corporation or other entity, unless in each case (x) the shares of Series T Preferred stock remain outstanding or, in the case of any such merger or consolidation with respect to which SCBT is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Series T Preferred stock immediately prior to such consummation, taken as a whole.

        Our amended and restated articles of incorporation also contain additional provisions that may make takeover attempts and other acquisitions of interests in us more difficult where the takeover attempt or other acquisition has not been approved by our board of directors. These provisions include:

  •
  A requirement that any change to our amended and restated articles of incorporation relating to the structure of our board of directors and certain anti-takeover provisions must be approved by the affirmative vote of holders of 80% of the common shares outstanding and entitled to vote; and

  •
  A requirement that a special or annual shareholders meeting called to consider a vote in favor of a merger or consolidation of the Company with or a sale, exchange or lease of substantially all of the assets of the Company to any person or entity, which is not recommended by the board of directors, must have in attendance in person or by proxy 80% of the shareholders for a quorum for the conduct of business to exist.

        The authorization of the preferred stock could have the effect of making it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. Shares of the preferred stock may also be sold to third parties that indicate that they would support the board of directors in opposing a hostile takeover bid. The availability of the preferred stock could have the effect of delaying a change of control and of increasing the consideration ultimately paid to our shareholders. We do not intend, without prior approval of our common stockholders, to issue any series of preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of SCBT more difficult or costly. Within the limits described above, the board of directors may authorize the issuance of preferred stock for capital-raising activities, acquisitions, joint ventures or other corporate purposes that have the effect of making an acquisition of SCBT more difficult or costly, as could also be the case if the board of directors were to issue additional common stock for such purposes.

        The South Carolina business combinations statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a "business combination" (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation's board of directors before the 10% shareholder's share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions but it does not apply to corporations whose articles of incorporation contain a provision electing not to be covered by the law. Our articles of incorporation do not contain such a provision. An amendment of our articles of incorporation to that effect would, however, permit a business combination with an interested shareholder even though that status was obtained prior to the amendment.

VALIDITY OF SECURITIES

        Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to the securities will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, counsel to SCBT. Stevens & Lee P.C., Wilmington, Delaware, special Delaware counsel for the Trust, will pass on certain matters of Delaware law for the Trust. Any underwriters will be represented by their own legal counsel.

EXPERTS

        The consolidated financial statements of SCBT Financial Corporation as of December 31, 2008, and for the year then ended, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein in reliance upon the reports of Dixon Hughes PLLC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of SCBT Financial Corporation as of December 31, 2007, and for each of the years in the two-year period then ended, have been incorporated by reference herein in reliance upon the report of J.W. Hunt & Company, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus together are an offer to sell only the shares offered hereby and thereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

1,300,000 Shares

SCBT Financial Corporation

Common Stock

Keefe, Bruyette & Woods

Sandler O'Neill + Partners, L.P.